As filed with the Securities and Exchange Commission on May 7, 2015

Registration No. 333-185618

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

ON FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CITIZENS, INC.

(Exact name of registrant as specified in its charter)

COLORADO	6311	84-0755371
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

400 East Anderson Lane

Austin, TX 78752

Phone: (512) 837-7100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Rick D. Riley

Vice Chairman and President

400 East Anderson Lane

Austin, TX 78752

Phone: (512) 837-7100

(Name, address, including zip code, and telephone number, including area code of agent for service)

Copies to:

Michael K. Renetzky

Locke Lord, LLP

111 South Wacker Drive

Chicago, Illinois 60606

Phone: (312) 443-1823

Approximate date of commencement of proposed sale to public: As soon as practicable on or after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Explanatory Note

This Post-Effective Amendment No. 1 on Form S-1 to the Registration Statement on Form S-3 (Registration No. 333-185618) (the “Registration Statement”), which was declared effective by the Commission on January 14, 2013 is being filed on Form S-1 because the registrant is currently not eligible to utilize a registration statement on Form S-3.

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE AMENDMENT TO THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION DATED May 7, 2015

CITIZENS, INC.

STOCK INVESTMENT PLAN

CLASS A COMMON STOCK

NO PAR VALUE

This prospectus describes the Citizens, Inc. Stock Investment Plan, under which existing and new investors may purchase and hold shares of our Class A common stock, no par value. We expect to offer and sell up to 30,000,000 shares of our Class A common stock under the plan. The plan is administered by Computershare Trust Company, N.A., an agent independent of us. Under the plan, the administrator purchases shares of our Class A common stock in the open market for the account of the participants who enroll in the plan with proceeds provided by plan participants. We do not issue any shares to plan participants in conjunction with the plan and we do not receive any proceeds from the purchase of shares of Class A common stock pursuant to the plan.

Our Class A common stock is traded on the New York Stock Exchange under the ticker symbol “CIA.” The closing price of our Class A common stock on May 6, 2015 was $5.39 per share.

INVESTING IN OUR CLASS A COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 7.

WE SPONSOR THE PLAN AND THE PLAN ADMINISTRATOR ADMINISTERS THE PLAN. THE SECURITIES HELD IN PLAN ACCOUNTS ON BEHALF OF PARTICIPANTS ARE NOT SUBJECT TO PROTECTION UNDER THE SECURITIES INVESTOR PROTECTION ACT OF 1970. YOU MUST MAKE INDEPENDENT INVESTMENT DECISIONS WITH RESPECT TO YOUR PARTICIPATION IN THE PLAN BASED ON YOUR OWN JUDGMENT AND RESEARCH.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR HAS DETERMINED IF THIS PROSPECTUS IS ADEQUATE OR ACCURATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

PLAN ACCOUNTS ARE NOT SAVINGS ACCOUNTS, DEPOSIT ACCOUNTS OR OBLIGATIONS OF A BANK. THUS, PLAN ACCOUNTS ARE NOT INSURED BY THE FDIC, SIPC OR ANY OTHER GOVERNMENT AGENCY, AND MAY LOSE VALUE. THERE IS NO BANK GUARANTY OF YOUR PLAN ACCOUNT OR THE SECURITIES IN YOUR ACCOUNT.

You should rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell shares of Class A common stock pursuant to the plan only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares.

The date of this prospectus is [May     ], 2015

INFORMATION ABOUT CITIZENS, INC.

Citizens, Inc. (“Citizens”) is an insurance holding company serving the life insurance needs of individuals in the United States since 1969 and internationally since 1975. Through our insurance subsidiaries, we pursue a strategy of offering traditional insurance products in niche markets where we believe we are able to achieve competitive advantages. We had approximately $1.4 billion of assets at December 31, 2014 and approximately $4.7 billion of insurance in force. Our core insurance operations include issuing and servicing:

•	U.S. Dollar-denominated ordinary whole life insurance and endowment policies predominantly to high net worth, high income foreign residents, located principally in Latin America and the Pacific Rim, through independent marketing consultants;

•	ordinary whole life insurance policies to middle income households concentrated in the Midwest, Mountain West and southern United States through independent marketing consultants; and

•	final expense and limited liability property policies to middle and lower income households in Louisiana, Mississippi and Arkansas through employee and independent agents in our home service distribution channel.

We were formed in 1969 by our Chairman, Harold E. Riley. Prior to our formation, Mr. Riley had many years of experience in the international and domestic life insurance business. Our Company has experienced growth through acquisitions in the domestic market and through market expansion in the international market. We seek to capitalize on the experience of our management team in marketing and operations as we strive to generate bottom line return using knowledge of our niche markets and our well-established distribution channels.

Our business has grown, both internationally and domestically, in recent years. Revenues rose from $190.3 million in 2010 to $230.2 million in 2014. During the five years ended December 31, 2014, our assets grew from $974.6 million to $1.4 billion. Total stockholders’ equity increased from $219.9 million at December 31, 2010 to $258.4 million at December 31, 2014.

Our principal executive office is located at 400 East Anderson Lane, Austin, Texas 78752, and our telephone number is (512) 837-7100. Our website can be found at http://www.citizensinc.com. The information contained in or that can be accessed through our website is not intended to constitute and shall not be deemed to constitute part of this prospectus.

SUMMARY OF THE PLAN

The following summary of our Stock Investment Plan includes all material terms of the plan. However, it may omit certain information that may be important to you. We have included a complete copy of the plan in this prospectus as Appendix A.

You should carefully read this prospectus to find out more about the plan. You must make any investment decision concerning your participation in the plan based on your own judgment and research. Your participation in the plan is entirely voluntary, and you may terminate your participation at any time. You should keep this prospectus and all account statements for future reference. If you have any questions about the plan, please contact the plan administrator, as set forth below under “Plan Administrator.”

WE HAVE NOT AUTHORIZED ANY OF OUR EMPLOYEES OR INDEPENDENT CONSULTANTS TO ANSWER QUESTIONS OR RESPOND TO NON-MINISTERIAL INQUIRIES CONCERNING THE PLAN. YOU MUST INSTEAD CONTACT THE PLAN ADMINISTRATOR.

Purpose

The purpose of the plan is to provide a convenient and economical means:

•	for new investors to make an initial investment in our Class A common stock;

•	for existing investors to purchase additional shares of our Class A common stock;

•	for the actual beneficial owners to have Class A common stock registered on our records in their names. This is in contrast to the common practice of registering the shares in the street name of a broker, which holds the shares on behalf of an investor; and

•	for policyholders who so request to have any cash dividends on our policies issued by our subsidiaries held in the plan and automatically invested in shares of the Class A common stock.

Participation – How to Join

Almost anyone is eligible to enroll in the plan. We may offer the plan to:

•	applicants or owners of insurance policies issued by our subsidiaries;

•	existing holders of Class A common stock;

•	our employees;

•	our independent consultants; or

•	persons who are not members of any of the four preceding groups but independently inquire about the plan. Neither the plan administrator nor any of our representatives or agents may solicit persons who are not members of the four preceding groups to become participants in the plan.

If you live outside the United States, you should first determine if there are any laws or governmental regulations that would prohibit your participation in the plan. We reserve the right to terminate participation of any stockholder and to refuse participation in the plan to any person if we deem it advisable in our sole discretion under any U.S. or foreign laws or regulations.

Owners of our insurance policies may elect to have policy benefits, including dividends, automatically invested in Class A common stock through the plan. Likewise, our employees may elect to participate in the plan and independent consultants, through their independent consultant contracts with the Company, may elect to have a portion of their earnings automatically invested in Class A common stock through the plan.

Both persons who already own shares of our Class A common stock and non-stockholders may enroll in the plan. A new investor (non-stockholder) must make an initial investment of at least $250 (but not more than $120,000). The initial investment can be made by check or one-time online bank debit, or by authorizing a minimum of ten (10) consecutive monthly deductions of at least $25 each from your U.S. bank account. Checks should be made payable to: Computershare – Citizens, Inc. However, this minimum investment requirement does not apply to persons who own one of our insurance policies, registered holders of our Class A common stock, or members of our marketing force whose initial investment is made through an assignment of policy benefits or commissions.

Both existing Class A common stockholders and new investors can join the plan via the Internet by going to www.computershare.com and following the instructions provided, or by completing and returning an enrollment form to the plan administrator.

To receive a plan enrollment form or additional copies of this prospectus, simply contact the plan administrator as set forth below under “Plan Administrator.”

Optional Cash Purchases

You may buy additional shares by investing a minimum of $25 at any one time not to exceed $120,000 in any calendar year. You may pay for your optional cash investments by check, one-time online bank debit, or on a regular basis by monthly pre-authorized deductions from your U.S. bank account.

Funds Fully Invested

After deduction of any applicable service and trading fees, the plan administrator fully invests money paid to the plan in our Class A common stock through the purchase of shares in the open market. The purchase price is the weighted average price of all shares purchased for any given investment date. There may be a delay between the time that you enroll in the plan or the time money is paid to the plan administrator and the time that the plan administrator purchases shares of Class A common stock for your account under the plan. Until the registration statement of which this prospectus is a part is declared effective by the Securities and Exchange Commission, no shares may be purchased for your account by the plan administrator even if you have enrolled in the plan, paid money to the plan administrator or elected to have your insurance policy benefits or employee earnings automatically invested in Class A common stock through the plan. As a result, the price actually paid for shares of Class A common stock when they are purchased for your account under the plan by the plan administrator may be higher or lower than the fair market value of the Class A common stock on the date that your enroll in the plan, the date you pay money to the plan administrator or the date on which we retain your insurance policy benefits or earnings in accordance with your enrollment in the plan.

Share Safekeeping

As a plan participant, you can deposit your Class A common stock certificates into your plan account for safekeeping. Shares that you deposit will be credited to your plan account in book-entry form. The advantage of holding shares in book-entry form under the plan is protection against certificate loss, theft or damage. An existing stockholder can deposit stock certificates for safekeeping when enrolling in the plan or at any time thereafter.

Sale, Withdrawal or Transfer of Shares at any Time

You may sell or withdraw any shares of Class A common stock credited to your account, including any shares deposited into the plan. Additionally, you may transfer or make gifts to others of our Class A common stock by contacting the plan administrator.

Transaction and Fee Table – setting forth transaction types, minimum/maximum investments and service and trading fees

Attached to this prospectus as Appendix B is a table (the “Transaction and Fee Table”) that sets forth transaction types, the minimum and maximum permitted investments, and the service and trading fees, including any brokerage commissions (such fees and commissions, “Transaction Fees”) associated with the respective transaction types. We reserve the right to amend the plan and change the amounts and types of Transaction Fees.

Rights of Holders of Class A Common Stock

Upon purchase of shares through the plan, you will have all rights as a holder of our Class A common stock as provided in our articles of incorporation and bylaws and under the Colorado law governing business corporations. Under our articles of incorporation, shares of two classes of common stock — Class A common stock and Class B common stock — have been issued and are outstanding. As of May 1, 2015, we had 49,080,114 shares of Class A common stock issued and outstanding, no par value, and 1,001,714 shares of Class B common stock, no par value, issued and outstanding.

The voting rights of our Class A common stock and Class B common stock are equal in all respects except with regard to the election of our directors. The holders of Class B common stock have the exclusive right to elect a simple majority of the members of our board of directors, and the holders of the Class A common stock have the exclusive right to elect the remaining directors. Cumulative voting rights are not allowed in the election of directors. A majority vote of all outstanding shares of the Class A and Class B common stock, each voting separately as a class, would be required for approval of extraordinary corporate transactions, such as our merger with another corporation or the sale of substantially all of our assets. For other types of actions, a majority vote of a quorum of stockholders at a meeting, represented in person or by proxy, is necessary.

We have not, to date, declared or paid any cash dividends on any of our common stock, and we have no present plans for doing so. However, if we were to declare a cash dividend, the dividend per share on the Class A common stock would be required to be twice the cash dividend per share on the Class B common stock.

Our stockholders have no preemptive rights to purchase stock in connection with an issuance of stock by us.

Stockholder Materials and Voting Rights

We will send or forward to you all applicable proxy solicitation materials, other stockholder materials or consent solicitation materials. You shall have the exclusive right to exercise all voting rights respecting your shares. You may vote any of your whole or fractional shares of which you are the record holder in person or by proxy. Your proxy card shall include your whole or fractional shares of which you are the record holder. Your shares shall not be voted unless you vote them. However, unless you notify us in writing that you elect to withhold the Plan Administrator’s authority, under the terms of the Plan the Plan Administrator is deemed to have the written authorization to appear in person or by proxy at any annual or special meeting of shareholders of the Company and to submit your unvoted shares at the meeting for the sole purpose of determining a quorum.

Solicitation of the exercise of your voting rights by the management of the Company or others under a proxy or consent provision applicable to all holders of Common Stock shall be permitted. Solicitation of the exercise of your tender or exchange offer rights by management of the Company or others shall also be permitted.

Plan Administrator

Computershare Trust Company, N.A. will administer the plan and act as agent for the participants. Certain services will be provided by Computershare Inc., a registered transfer agent and affiliate of Computershare Trust Company, N.A., including processing all payments received or made under the plan.

You may contact the plan administrator as follows:

By Internet:

You may contact the plan administrator via the Internet at www.computershare.com.

Please note that all transactions online are subject to Computershare’s Investor Centre Terms and Conditions.

You may call Computershare at:

1-877-785-9659

You may write the plan administrator at the following address:

Computershare

P. O. Box 30170

College Station, TX 77842-3170

Please reference Citizens, Inc. and include your name, address, account number (as shown on your plan statement) and daytime telephone number in your correspondence.

For overnight delivery services:

Computershare

211 Quality Circle, Suite 210

College Station, TX 78745

FORWARD-LOOKING STATEMENTS

Certain statements contained in this Prospectus are not statements of historical fact and constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act (the “Act”), including, without limitation, statements specifically identified as forward-looking statements within this document. Many of these statements contain risk factors as well. In addition, certain statements in future filings by the Company with the Securities and Exchange Commission, in press releases, and in oral and written statements made by us or with the approval of the Company, which are not statements of historical fact, constitute forward-looking statements within the meaning of the Act. Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, income or loss, earnings or loss per share, the payment or non-payment of dividends, capital structure, and other financial items, (ii) statements of our plans and objectives by our management or Board of Directors, including those relating to products or services, (iii) statements of future economic performance and (iv) statements of assumptions underlying such statements. Words such as “believes,” “anticipates,” “assumes,” “estimates,” “plans,” “projects,” “could,” “expects,” “intends,” “targeted,” “may,” “will” and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.

Forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from those contemplated by the forward-looking statements. Factors that could cause the Company’s future results to differ materially from expected results include, but are not limited to:

•	Changes in foreign and U.S. general economic, market, and political conditions, including the performance of financial markets and interest rates;

•	Changes in consumer behavior or regulatory oversight, which may affect the Company’s ability to sell its products and retain business;

•	The timely development of and acceptance of new products of the Company and perceived overall value of these products and services by existing and potential customers;

•	Fluctuations in experience regarding current mortality, morbidity, persistency and interest rates relative to expected amounts used in pricing the Company’s products;

•	The performance of our investment portfolio, which may be adversely affected by changes in interest rates, adverse developments and ratings of issuers whose debt securities we may hold, and other adverse macroeconomic events;

•	Results of litigation we may be involved in;

•	Changes in assumptions related to deferred acquisition costs and the value of any businesses we may acquire;

•	Regulatory, accounting or tax changes that may affect the cost of, or the demand for, the Company’s products or services;

•	Our concentration of business from persons residing in Latin America and the Pacific Rim;

•	Changes in tax laws;

•	Effects of acquisitions and restructuring, including possible difficulties in integrating and realizing the projected results of acquisitions;

•	Changes in statutory or U.S. GAAP accounting principles, policies or practices;

•	Our success at managing risks involved in the foregoing; and

•	The “risk factors” disclosed herein, as well as other risk factors disclosed previously and from time to time in our filings with the Securities and Exchange Commission.

Such forward-looking statements speak only as of the date on which such statements are made, and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made. We make available, free of charge, through our Internet website (http://www.citizensinc.com), our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Section 16 Reports filed by officers and directors, news releases, and, if applicable, amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as soon as reasonably practicable after we electronically file such reports with, or furnish such reports to, the Securities and Exchange Commission. We are not including any of the information contained on our website as part of, or incorporating it by reference into, this Prospectus.

RISK FACTORS

Investing in our Company involves certain risks. Set forth below are certain risks with respect to our Company. Readers should carefully review these risks, together with the other information contained in this report. The risks and uncertainties we have described in this report are not the only ones we face. Additional risks and uncertainties not presently known to us, or that we currently deem not material, may also adversely affect our business. Any of the risks discussed in this report or that are presently unknown or not material, if they were to actually occur, could result in a significant adverse impact on our business, operating results, prospects or financial condition. References in the risk factors below to “we,” “us,” “our,” “Citizens” and like terms relate to Citizens, Inc. and its subsidiaries on a U.S. GAAP consolidated financial statement basis, unless specifically identified otherwise. We operate our subsidiaries as separate and distinct entities with respect to corporate formalities.

Risks Relating to Our Business

A substantial amount of our revenue comes from residents of foreign countries and is subject to risks associated with widespread political instability, foreign insurance laws and asset transfer restrictions.

A substantial part of our insurance policy sales are from foreign countries, primarily those in Latin America and the Pacific Rim. There is a risk that we may lose a significant portion of these sales should widespread political instability occur in these countries. We cannot confidently predict what impact we might see relative to widespread political instability in the foreign countries we operate, but it could significantly impact our business.

Traditionally, we have sought to address risks associated with foreign countries by, among other things, not accepting insurance applications outside of the U.S., maintaining all of our assets in the U.S. and requiring policy premiums be paid to us in U.S. Dollars. Accordingly, we have never qualified to do business in any foreign country and have never submitted our insurance policies issued to residents of foreign countries for approval by any foreign or domestic insurance regulatory agency. We sell our policies to residents of foreign countries using foreign independent marketing firms and independent consultants, and we rely on those persons to comply with applicable laws in marketing our insurance products.

The Company’s future sales and financial results are dependent upon avoiding significant regulatory interruptions in receiving insurance policy applications for residents outside of the United States. Currency control laws in foreign countries, if implemented, could materially adversely affect our revenues by imposing restrictions on asset transfers outside of a country where our insureds reside. There can be no assurance that such situations will not occur and that our revenues, results of operations and financial condition will not be materially, adversely affected if they do occur. The government of a foreign country could also determine its residents may not buy life insurance from us unless we became qualified to do business in that country or unless our policies purchased by its residents receive prior approval from its insurance regulators. Also, new laws or regulations could be implemented or new applications of existing laws or regulations could occur, which could result in the cessation of marketing activities by our independent marketing firms and consultants. From time to time we have become aware of new foreign laws, regulations or new interpretations of foreign laws or regulations that may have an adverse effect on the marketing efforts of our foreign independent marketing firms and consultants.

Although we believe foreign regulatory authorities have no jurisdiction over us and any actions, including fines, would be unenforceable against us, we cannot assure you any of these laws, regulations, or application of them by foreign regulatory authorities will not have an adverse effect on the marketing efforts of our independent marketing consultants and, in turn, on our revenues. Further, there is no assurance we would be able to qualify to do business in any foreign country or that its insurance regulatory authorities would approve our policies if we decided to submit our insurance policies for approval. Any of the foregoing could reduce our revenues and materially adversely affect our results of operations and financial condition. Also, we do not determine whether our independent consultants are required to be licensed to sell insurance in the countries in which they market our policies. If our independent consultants were not in compliance with applicable laws, including licensing laws, they could be required to cease operations, which would reduce our revenues. We are unable to quantify the effect of foreign regulation on our business if regulation were to be imposed on us due to the lack of uniformity of regulation in our foreign markets, but we believe we could expend time and incur expense in assessing and complying with foreign regulation which we deem may impact our business in a particular country. Consequently, we may decide to remove ourselves from or avoid a market if foreign regulation were deemed untenable.

Our operating results and financial condition may be affected if the liabilities actually incurred differ, or if our estimates of those liabilities change, from the amounts we have reserved for in connection with the noncompliance of a substantial portion of our insurance policies with Sections 7702 and 7702A under the Internal Revenue Code.

In the first quarter of 2015, we announced that we identified that a substantial portion of the life insurance policies issued by our subsidiary insurance companies failed to qualify for the favorable U.S. federal income tax treatment afforded by Sections 7702 and 7702A of the Internal Revenue Code (“IRC”) of 1986. As a result, we have established a reserve of $11.4 million for probable expenses and liabilities associated with this tax compliance matter, which amount represents the low end of management’s estimated range of those probable expenses and liabilities of $11.4 million to $40.0 million net of tax. This estimated range includes projected toll charges and fees as well as increased claims liability for past claims, reserves increases to bring policies into compliance and other probable liabilities resulting from this tax compliance matter. Our estimated range reflects the uncertainties with respect to the required course of action and other matters unknown at this time. Currently, management believes there is not a specific estimable amount for these probable liabilities and expenses which is more likely than other specific amounts within our estimated range. The process of determining our estimated range was a complex undertaking and involved management’s judgment based upon a variety of factors known at the time. Given the number of factors considered and the significant variables assumed in establishing our estimated range, actual amounts incurred may exceed our reserve and the high end of our estimated range of expenses and liabilities. To the extent the amount reserved by the Company is insufficient to meet the actual amount of our liability, or if our estimates of those liabilities change in the future, our financial condition and results of operation may be materially adversely affected.

The majority of our foreign policyholders elect to invest their policies’ annually payable cash benefits in our Class A common stock through the Citizens, Inc. Stock Investment Plan (the “Plan”), a stock investment plan registered with the United States Securities and Exchange Commission (“SEC”). If a securities regulatory authority were to deem the Plan’s operation contrary to securities laws or if the Plan was otherwise temporarily or permanently suspended, a reduction in the amount of Class A common stock purchased on the open market through the Plan could occur and our stock price could decrease.

On or about April 2001, the Company adopted the Plan, as amended and restated from time to time. The Plan was previously registered with the SEC pursuant to a Registration Statement on Form S-3 of the Securities Exchange Act of 1933. For further information on the filing history of the Plan’s Registration Statement, please see the risk factor directly below titled “The previous Registration Statement covering the Plan was not declared effective under the Securities Act of 1933.” As a result of the Company being currently ineligible to utilize Form-3, the Plan is being registered on the Registration Statement on Form S-1 of which this prospectus is a part.

The general purpose of the Plan is to provide a convenient and economical means for new investors to make an initial investment in our Class A common stock and for existing investors to purchase additional shares of our Class A common stock. Specifically, the Plan offers employees, agents, policyholders, independent consultants and potential investors stock purchase opportunities of the Company’s Class A common stock. It also offers security holders the ability to maintain registered ownership of their securities in a manner which facilitates efficient purchases and sales of Class A common stock in the open market. The Plan is administered by Computershare Trust Company, N.A., located in Canton Massachusetts, (“Computershare”), a company which operates in 20 countries around the globe and also serves as our transfer agent. Computershare is deemed an independent agent of the Company. Computershare satisfies applicable U.S. legal requirements (including, without limitation, the requirements of Regulation M under the Securities Exchange Act of 1934), and facilitates open market purchases and sales of Class A common stock under the Plan through registered brokers and dealers. For additional disclosures concerning the Plan’s impact on our Capital Stock, see “Risk Factors—Risks Relating to Our Capital Stock.”

Any electing person who has met the requirements to participate in the Plan and has not revoked such election to participate in the Plan is considered a “Plan Participant.” More than 89% percent of the shares of Class A common stock that have been purchased under the Plan have been purchased by foreign holders of life insurance policies (or related brokers); the remaining shares of Class A common stock that have been purchased under the Plan have been purchased by approximately 1,400 participants resident in the United States. International holders of life insurance policies underwritten by the Company may assign annually payable cash benefits from their insurance policies to the Plan and employees participating in the Plan may allocate a portion of their compensation to the Plan and the Company remits these amounts to Computershare. Computershare uses these proceeds to purchase shares of Class A common stock in the open market from time to time through independent broker dealers selected by the Computershare. None of the shares of Class A common stock purchased by the Plan Participants is issued by the Company, and the Company does not receive any proceeds from these purchases. An international policyholder must first consent in writing to be contacted by Citizens regarding the Plan before they are given the option to assign annually payable cash benefits from their insurance policies to the Plan. At the point of introduction to the Plan, international policyholders receive a copy of the Plan prospectus explaining the risks associated with purchasing Class A common stock through the Plan.

Since the distribution of our Class A common stock is registered and publicly traded in the U.S. and because we believe that foreign regulatory authorities have no jurisdiction over us, the offer and sale of our Class A common stock through the Plan is not registered under the laws of any foreign jurisdiction. If a foreign securities regulatory authority were to determine the offer and sale of our Class A common stock under the Plan were contrary to applicable laws and regulations of its jurisdiction, such authority may issue or assert a fine, penalty or cease and desist order against us. While we would vigorously dispute the ability of such authority to assert jurisdiction over us, such a dispute may distract from our business and may have a material adverse impact on our financial position. Additionally, in such a situation participation in the Plan by our international policyholders in that foreign jurisdiction could decrease. This also could materially reduce the amount of our Class A common stock purchased and sold in the open market under the Plan, as historically a significant volume of shares have been purchased under the Plan by policyholders through annually payable cash benefits assigned to the Plan.

We face financial and capital market risks in our operations.

As an insurance holding company with significant investment exposure, we face material financial and capital markets risk in our operations. Due to the low interest rate environment, we experienced significant call activity on our fixed income portfolio that decreased our investment yields compared to prior years. Also, we recorded other-than-temporary impairments of $0.4 million in 2014 and $1.3 million in 2012 due to credit related market declines.

Economic uncertainty has recently been exacerbated by the increased potential for default by one or more European sovereign debt issuers, the potential partial or complete dissolution of the Eurozone and its common currency and the negative impact of such events on global financial institutions and capital markets generally. Actions or inactions of European governments may impact these actual or perceived risks. In the recent past, one rating agency downgraded the U.S.’s long-term debt credit rating from AAA. Future actions or inactions of the United States government, including a shutdown of the federal government, could increase the actual or perceived risk that the U.S. may not ultimately pay its obligations when due and may disrupt financial markets.

Changes in market interest rates may significantly affect our profitability.

Some of our products, principally traditional whole life insurance with annuity riders, expose us to the risk that changes in interest rates will reduce our “spread,” or the difference between the amounts we are required to pay under our contracts to policyholders and the rate of return we are able to earn on our investments intended to support obligations under the contracts. Our spread is an integral component of our net income.

As interest rates decrease or remain at low levels, we may be forced to reinvest proceeds from investments that have matured, prepaid, been sold, or called at lower yields, reducing our investment margin. Our fixed income bond portfolio is exposed to interest rate risk as a significant portion of the portfolio is callable. Lowering interest crediting rates can help offset decreases in investment margins on some of our products. However, our ability to lower these rates could be limited by competition or contractually guaranteed minimum rates, and may not match the timing or magnitude of changes in asset yields.

Our investment portfolio is subject to various risks that may result in realized investment losses. In particular, decreases in the fair value of fixed maturities may significantly reduce the value of our investments, and as a result, our financial condition may suffer.

We are subject to credit risk in our investment portfolio. Defaults by third parties in the payment or performance of their obligations under these securities could reduce our investment income and realized investment gains or result in the recognition of investment losses. The value of our investments may be materially adversely affected by increases in interest rates, downgrades in the bonds included in our portfolio and by other factors that may result in the recognition of other-than-temporary impairments. Each of these events may cause us to reduce the carrying value of our investment portfolio.

In particular, at December 31, 2014, fixed maturities represented $932.2 million or 87.5% of our total investments of $1,065.0 million. The fair value of fixed maturities and the related investment income fluctuates depending on general economic and market conditions. The fair value of these investments generally increases or decreases in an inverse relationship with fluctuations in interest rates, while net investment income realized by us will generally increase or decrease in line with changes in market interest rates. In addition, actual net investment income and/or cash flows from investments that carry prepayment risk, such as mortgage-backed and other asset-backed securities, may differ from those anticipated at the time of investment as a result of interest rate fluctuations. An investment has prepayment risk when there is a risk that the timing of cash flows resulting from the repayment of principal might occur earlier than anticipated because of declining interest rates or later than anticipated because of rising interest rates. The impact of value fluctuations affects our consolidated financial statements, as a large portion of our fixed maturities are classified as available-for- sale, with changes in fair value reflected in our stockholders’ equity (accumulated other comprehensive income or loss). No similar adjustment is made for liabilities to reflect a change in interest rates. Therefore, interest rate fluctuations and economic conditions could adversely affect our stockholders’ equity, total comprehensive income and/or cash flows. For mortgage-backed securities, credit risk exists if mortgagees default on the underlying mortgages. Although at December 31, 2014, approximately 96.6% of our fixed maturities were investment grade with 81.4% rated A or above, all of our fixed maturities are subject to credit risk. If any of the issuers of our fixed maturities suffer financial setbacks, the ratings on the fixed maturities could fall (with a concurrent fall in fair value) and, in a worst case scenario, the issuer could default on its financial obligations. If the issuer defaults, we could have realized losses associated with the impairment of the securities.

Gross unrealized losses on fixed maturity and equity securities may be realized or result in future impairments, resulting in a reduction in our net income.

Fixed maturity and equity securities classified as available-for-sale are reported at fair value. Unrealized gains and losses on available-for-sale securities are recognized as a component of other comprehensive income (loss) and are, therefore, excluded from our net income. Our total gross unrealized losses on our available-for-sale securities portfolio at December 31, 2014 were $3.4 million. The accumulated change in estimated fair value of these securities is recognized in net income when the gain or loss is realized upon sale of the security or in the event that the decline in estimated fair value is determined to be other-than-temporary and an impairment charge to earnings is taken. Realized losses or impairments may have a material adverse effect on our net income in a particular quarterly or annual period.

Our actual claims losses may exceed our reserves for claims and we may be required to establish additional reserves, which in turn may adversely impact our results of operations and financial condition.

We maintain reserves to cover our estimated exposure for claims relating to our issued insurance policies. Reserves, whether calculated under U.S. generally accepted accounting principles or statutory accounting practices prescribed by various state insurance regulators, do not represent an exact calculation of exposure, but instead represent our best estimates, generally involving actuarial projections, of what we expect claims will be based on mortality assumptions that are determined by various regulatory authorities. Many reserve assumptions are not directly quantifiable, particularly on a prospective basis. In addition, when we acquire other domestic life insurance companies, our assessment of the adequacy of acquired policy liabilities is subject to our estimates and assumptions. Reserve estimates are refined as experience develops, and adjustments to reserves are reflected in our statements of operations for the period in which such estimates are updated. Because establishing reserves is an inherently uncertain process involving estimates of future losses, future developments may require us to increase claims reserves, which may have a material adverse effect on our results of operations and financial condition in the periods in which such increases occur.

We may be required to accelerate the amortization of deferred acquisition costs and the costs of customer relationships acquired, which would increase our expenses and adversely affect our results of operations and financial condition.

At December 31, 2014, we had $157.5 million of deferred policy acquisition costs, or DAC. DAC represents costs that vary with and are primarily related to the successful sale and issuance of our insurance policies and are deferred and amortized over the estimated life of the related insurance policies. These costs include commissions in excess of ultimate renewal commissions, solicitation and printing costs, sales material costs and some support costs, such as underwriting and contract and policy issuance expenses. Under U.S. GAAP, DAC is amortized to income over the lives of the underlying policies, in relation to the profit stream.

In addition, when we acquire a block of insurance policies, we assign a portion of the purchase price to the right to receive future net cash flows from existing insurance and investment contracts and policies. This intangible asset, called the cost of customer relationships acquired, or CCRA, represents the actuarially estimated present value of future cash flows from the acquired policies. At December 31, 2014, we had $23.5 million of CCRA. We amortize the value of this intangible asset in a manner similar to the amortization of DAC.

Our amortization of DAC and CCRA generally depends upon anticipated profits from investments, surrender and other policy charges, mortality, morbidity, persistency and maintenance expense margins. For example, if our insurance policy lapse and surrender rates were to exceed the assumptions upon which we priced our insurance policies, or if actual persistency proves to be less than our persistency assumptions, especially in the early years of a policy, we would be required to accelerate the amortization of expenses we deferred in connection with the acquisition of the policy. We regularly review the quality of our DAC and CCRA to determine if they are recoverable from future income. If these costs are not recoverable, they are charged to expenses in the financial period in which we make this determination.

Unfavorable experience with regard to expected expenses, investment returns, surrender and other policy charges, mortality, morbidity, lapses or persistency may cause us to increase the amortization of DAC or CCRA, or both, or to record a current period expense to increase benefit reserves, any of which could have a material adverse effect on our results of operations and financial condition.

We may be required to recognize an impairment on the value of our goodwill, which would increase our expenses and materially adversely affect our results of operations and financial condition.

Goodwill represents the excess of the amount paid by us to acquire various life insurance companies over the fair value of their net assets at the date of the acquisition. Under U.S. GAAP, we test the carrying value of goodwill for impairment at least annually at the “reporting unit” level, which is either an operating segment or a business that is one level below the operating segment. Goodwill is impaired if its carrying value exceeds its implied fair value. This may occur for various reasons, including changes in actual or expected earnings or cash flows of a reporting unit, generation of earnings by a reporting unit at a lower rate than similar businesses or declines in market prices for publicly traded businesses similar to our reporting units. If any portion of our goodwill becomes impaired, we would be required to recognize the amount of the impairment as a current-period expense, which could have a material adverse effect on our results of operations and financial condition. Goodwill in our consolidated financial statements was $17.3 million as of December 31, 2014.

We are a defendant in lawsuits, which may adversely affect our financial condition and detract from the time our management is able to devote to our business, and we are subject to risks related to litigation and regulatory matters.

We may from time to time be subject to a variety of legal and regulatory actions relating to our business operations, including, but not limited to:

•	disputes over insurance coverage or claims adjudication;

•	regulatory compliance with state laws;

•	regulatory compliance with insurance and securities laws;

•	disputes with our marketing firms, consultants and employee-agents over compensation, termination of contracts and related claims;

•	disputes regarding our tax liabilities;

•	disputes relating to reinsurance and coinsurance agreements; and

•	disputes relating to businesses acquired and operated by us.

In the absence of countervailing considerations, we would expect to defend any such claims vigorously. However, in doing so, we could incur significant defense costs, including attorneys’ fees, other direct litigation costs and the expenditure of substantial amounts of management time that otherwise would be devoted to our business. Further, if we suffer an adverse judgment as a result of any claim, it could have a material adverse effect on our business, results of operations and financial condition.

A number of U.S. jurisdictions have been investigating life insurer practices for compliance with unclaimed property laws. In highly publicized incidents, the practice by certain companies of using data available on the U.S. Social Security Administration’s Death Master File or a similar data base in order to avoid paying periodic benefits under annuity contracts but not using the same data base to determine when death benefits were owed was disclosed. This asymmetric conduct by certain insurers has led a number of jurisdictions to require life insurers to use this same data to identify instances where amounts under life insurance policies and annuity contracts are payable and to locate and pay beneficiaries under such contracts. The National Conference of Insurance Legislators (“NCOIL”) has adopted the Model Unclaimed Life Insurance Benefits Act (“Model Act”) and several states have adopted legislation that is substantially similar to the Model Act adopted by NCOIL. The Model Act imposes new requirements on insurers to periodically compare their in force life insurance and annuity policies against the Death Master File, investigate any identified matches to confirm the death of the insured and determine whether benefits are due and attempt to locate the beneficiaries or, if no beneficiary can be located, escheat the policy benefit to the respective state government as unclaimed property. The Model Act could result in additional payments to beneficiaries, additional escheatment of funds deemed abandoned under state laws, and/or administrative penalties. It is also possible that life insurers may be subject to claims regarding their business practices as a result given the legal uncertainty in this area. However, recent court decisions in West Virginia and Florida have upheld the well-established insurance law principal that life insurance policies are not due and payable until the insurance company receives due proof of death, and have further held an insurance company has no duty to search the Death Master File or other databases to determine whether deaths have occurred that have not been reported to the company.

Despite the fact we have no history of the asymmetric conduct in question, we have received notices from Louisiana Department of Treasury, Arkansas Auditor of State and the Texas State Comptroller, indicating they intend to audit Citizens, Inc. and certain of its affiliates for compliance with unclaimed property laws. The audits may result in additional payments to beneficiaries, additional escheatment of funds deemed abandoned under state laws, administrative penalties, interest, and changes to the Company’s procedures for the identification and escheatment of abandoned property. The Company believes additional escheatment of funds in Arkansas or Texas will not be material to our financial condition or results. However, additional escheatment of funds in Louisiana, which may subsequently be deemed abandoned under the Louisiana Department of Treasury’s audit, could be material for SPLIC. At this time, the Company is not able to estimate any of these possible amounts.

Reinsurers with which we do business could increase their premium rates and may not honor their obligations, leaving us liable for the reinsured coverage.

We reinsure certain risks underwritten by our various insurance subsidiaries. Market conditions beyond our control determine the availability and cost of the reinsurance protection we purchase. The high cost of reinsurance or lack of affordable coverage could adversely affect our results of operations and financial condition.

Our reinsurance facilities are generally subject to annual renewal. We may not be able to maintain our current reinsurance facilities and, even if highly desirable or necessary, we may not be able to obtain replacement reinsurance facilities in adequate amounts or at rates economic to us. If we are unable to renew our expiring facilities or to obtain new reinsurance facilities, either our net exposures would increase or, if we are unwilling or unable to bear an increase in net exposures, we may have to reduce the level of our underwriting commitments. In addition, our reinsurance facilities may be canceled, pursuant to their terms, upon the occurrence of certain specified events, including a change of control of our Company (generally defined as the acquisition of 10% or more of our voting equity securities) or the failure of our insurance company subsidiaries to maintain the minimum required levels of statutory surplus. Any of these potential developments could materially adversely affect our revenues, results of operations and financial condition.

In 2014, we reinsured $516.6 million of face amount of our life insurance policies. Amounts reinsured in 2014 represented 10.5% of the face amount of direct life insurance in force in that year. Although the cost of reinsurance is, in some cases, reflected in premium rates, under certain reinsurance agreements, the reinsurer may increase the rate it charges us for reinsurance. If our cost of reinsurance were to increase, we might not be able to recover these increased costs, and our results of operations and financial condition could be materially adversely affected. See Note 5 to the Company’s Consolidated Financial Statements.

We may not be able to continue our past strategy of acquiring other U.S. life insurance companies, and we may not realize improvements to our financial results as a result of our past or any future acquisitions.

We have acquired 17 U.S. life insurance companies since 1987. Our objective in this strategy has been to increase our assets, revenues and capital, improve our competitive position and increase our earnings, in part by realizing certain operating efficiencies associated with economies of scale.

We evaluate possible acquisitions of other insurance companies on an ongoing basis. While our business model is not dependent primarily upon acquisitions, the time frame for achieving or further improving our market positions can be shortened through acquisitions. There can be no assurance that suitable acquisitions presenting opportunities for continued growth and operating efficiencies will be available to us, or that we will realize the anticipated financial results from completed acquisitions. In addition, we face intense competition in seeking to make acquisitions, much of which is from companies with greater financial and operational resources than we have.

Even if we identify and complete insurance company acquisitions, we may be unable to integrate them on an economically favorable basis. Implementation of an acquisition strategy entails a number of risks, including, among others, inaccurate assessment of assets, liabilities or contingent liabilities and the failure to achieve anticipated operating efficiencies, revenues, earnings or cash flow. The occurrence of any of these events could have a material adverse effect on our results of operations and financial condition.

Our international and domestic operations face significant competition.

Our international marketing plan focuses on making available U.S. Dollar-denominated life insurance products to high net worth, high income individuals residing in more than 30 countries. New competition could increase the supply of available insurance, which could affect our ability to price our products at attractive profitable rates to us, thereby adversely affecting our revenues, results of operations and financial condition. Existing barriers to entry in the foreign markets we serve may not be sufficient to impede potential competitors from entering such markets. In connection with our business with foreign nationals, we experience competition primarily from the following sources, many of which have substantially greater financial, marketing and other resources than we have:

•	Foreign operated companies with U.S. Dollar policies. We face direct competition from companies that operate in the same manner as we operate in our international markets.

•	Companies foreign to the countries in which their policies are sold but that issue local currency policies. Another group of our competitors in the international marketplace consists of companies that are foreign to the countries in which their policies are sold but issue life insurance policies denominated in the local currencies of those countries. Local currency policies provide the benefit of assets located in the country of foreign residents, but entail risks of uncertainty due to local currency fluctuations, as well as the perceived instability and weakness of local currencies.

•	Locally operated companies with local currency policies. We compete with companies formed and operated in the country in which our foreign insureds reside. Generally, these companies are subject to risks of currency fluctuations, and they primarily use mortality tables based on experience of the local population as a whole. These mortality tables are typically based on significantly shorter life spans than those we use. As a result, the cost of insurance from these companies tends to be higher than ours. Although these companies typically market their policies to a broader section of the population than do our independent marketing firms and independent consultants, there can be no assurance that these companies will not endeavor to place a greater emphasis on our target market and compete more directly with us.

In the United States, we compete with more than 1,000 other life insurance companies of various sizes. The life insurance business in the United States is highly competitive, in part because it is a mature industry that, in recent years, has experienced little to no growth in life insurance sales. Many domestic life insurance companies have substantially greater financial resources, longer business histories and more diversified lines of insurance coverage than we do. These companies also have larger sales forces than we have. Competition in the United States has also increased recently because the life insurance industry is consolidating, with larger, more efficient organizations emerging from the consolidation.

In addition, from time to time, companies enter and exit the markets in which we operate, thereby increasing competition at times when there are new entrants. We may lose business to competitors offering competitive products at lower prices, or for other reasons.

There can be no assurance that we will be able to compete effectively in any of our markets. If we do not, our business, results of operations and financial condition will be materially adversely affected.

Sales of our products may be reduced if we are unable to (i) establish and maintain commercial relationships with independent marketing firms and independent consultants (ii) attract and retain employee agents or (iii) develop and maintain our distribution sources.

We distribute our insurance products through several distribution channels, including independent marketing firms and independent consultants and our employee agents. These relationships are significant for both our revenues and our profits. In our life insurance segment, we depend almost exclusively on the services of independent marketing firms and independent consultants. In our home service insurance segment, we depend on employee agents whose role in our distribution process is integral to developing and maintaining relationships with policyholders. Significant competition exists among insurers in attracting and maintaining marketers of demonstrated ability. Some of our competitors may offer better compensation packages for marketing firms, independent consultants and agents and broader arrays of products and have a greater diversity of distribution resources, better brand recognition, more competitive pricing, lower cost structures and greater financial strength or claims paying ratings than we do. We compete with other insurers for marketing firms, independent consultants and employee agents primarily on the basis of our compensation and support services. Any reduction in our ability to attract and retain effective sales representatives could materially adversely affect our revenues, results of operations and financial condition.

Loss of the services of our senior management team would likely hinder development of our operating and marketing programs and our strategy for expanding our business.

We rely on the participation of our Vice Chairman of the Board and President, Rick D. Riley (age 61), and Chief Financial Officer, Kay Osbourn (age 48), in connection with the development and execution of our operating and marketing plans and strategy for expanding our business. We anticipate that their expertise will continue to be of substantial value in connection with our operations. The loss of the services of either of these individuals could have a significant adverse effect on our business and prospects. We do not have an employment agreement with either of these persons nor do we carry a key-man insurance policy on either of their lives.

We are subject to extensive governmental regulation in the United States, which increases our costs of doing business and could restrict the conduct of our business.

We are subject to extensive regulation and supervision in U.S. jurisdictions wherein we do business, as well as anti-money laundering regulations adopted under the USA Patriot Act. Insurance company regulation is generally designed to protect the interests of policyholders, with substantially lesser protections to shareholders of the regulated insurance companies. To that end, all the states in which we do business have insurance regulatory agencies with broad powers under law with respect to such things as: licensing companies to transact business; mandating capital and surplus requirements; regulating trade and claims practices; approving policy forms; and restricting companies’ ability to enter and exit markets.

The capacity for an insurance company’s growth in premiums is partially a function of its required statutory surplus. Maintaining appropriate levels of statutory surplus, as measured by statutory accounting practices prescribed or permitted by a company’s state of domicile, is considered important by all state insurance regulatory authorities. Failure to maintain required levels of statutory surplus could result in increased regulatory scrutiny and enforcement action by regulatory authorities.

Most insurance regulatory authorities have broad discretion to grant, renew, suspend and revoke licenses and approvals, and could preclude or temporarily suspend us from carrying on some or all of our activities, including acquisitions of other insurance companies, require us to add capital to our insurance company subsidiaries, or fine us. If we are unable to maintain all required licenses and approvals, or if our insurance business is determined not to comply fully with the wide variety of applicable laws and regulations and their interpretations, including the USA Patriot Act, our revenues, results of operations and financial condition could be materially adversely affected.

Although the U.S. federal government has not historically regulated the insurance business, the Dodd-Frank Act, enacted in July 2010, expands the federal presence in insurance oversight. The Act’s requirements include streamlining the state-based regulation of reinsurance and non-admitted insurance (also known as surplus lines insurance, which is property or casualty insurance written by a company that is not licensed to sell policies of insurance in a given state). This legislation also establishes a new Federal Insurance Office within the U.S. Department of the Treasury with powers over all lines of insurance except health insurance, certain long-term care insurance and crop insurance. The Federal Insurance Office is authorized to, among other things, gather data and information to monitor aspects of the insurance industry, identify issues in the regulation of insurers about insurance matters and preempt state insurance measures under certain circumstances. As this Act calls for numerous studies and contemplates further regulation, the future impact of the Act on our results of operations or our financial condition cannot be determined at this time, but could have an adverse impact on profitable operations.

Changes in U.S. regulation may adversely affect our results of operations and financial condition and limit our prospective growth.

Currently, the U.S. Federal Government does not directly regulate the insurance business, although initiatives for Federal regulation of insurance are proposed by members of the U.S. Congress from time to time. However, Federal legislation, regulations and administrative policies in several other areas can materially and adversely affect insurance companies, including our business. These areas include U.S. anti-money laundering laws and related regulations, including the Bank Secrecy Act and its implementing regulations (collectively, the “BSA”), other financial services regulations, securities regulation, including the Sarbanes-Oxley Act of 2002, the Dodd-Frank Act, pension regulation, privacy, tort reform legislation and taxation. In addition, various forms of direct federal regulation of insurance have been proposed from time to time.

Our failure to maintain effective information systems could adversely affect our business.

We must maintain and enhance our existing information systems and develop new information systems in order to keep pace with continuing changes in information processing technology, evolving industry and regulatory standards and changing customer preferences. If we do not maintain adequate systems, we could experience adverse consequences, including products acquired through acquisition, inadequate information on which to base pricing, underwriting and reserve decisions, regulatory problems, failure to meet prompt payment obligations, increases in administrative expenses and loss of customers.

Some of our information technology systems and software are mainframe-based, legacy-type systems that require an ongoing commitment of resources to maintain current standards. Our systems utilize proprietary code requiring highly skilled personnel. Due to the unique nature of our proprietary operating environment, we could have difficulty finding personnel with the skills required to provide ongoing system maintenance and development as we seek to keep pace with changes in our products and business models, information processing technology, evolving industry and regulatory standards and policyholder needs. Our success is dependent upon, among other things, maintaining and enhancing the effectiveness of existing systems, as well as continuing to integrate, develop and enhance our information systems to support business processes in a cost-effective manner.

Our failure to maintain effective and efficient information systems, or our failure to efficiently and effectively consolidate our information systems to eliminate redundant or obsolete applications, could have a material adverse effect on our results of operations and financial condition.

Our failure to protect confidential information and privacy could result in the loss of customers, subject us to fines and penalties and adversely affect our results of operations and financial condition.

Our insurance subsidiaries are subject to privacy regulations. The actions we take to protect confidential information include among other things: monitoring our record retention plans and policies and any changes in state or federal privacy and compliance requirements; maintaining secure storage facilities for tangible records; and limiting access to electronic information in order to safeguard certain information.

In addition, the Gramm-Leach-Bliley Act requires that we deliver a notice regarding our privacy policy both at the delivery of an insurance policy and annually thereafter. Certain exceptions are allowed for sharing of information under joint marketing agreements. However, certain state laws may require us to obtain a policyholder’s consent before we share information.

We have a written information security program with appropriate administrative, technical and physical safeguards to protect such confidential information. Cyber security attacks are on the rise throughout the World and while we believe we have taken reasonable steps to secure our customer information we could experience a breach of data. We closely monitor cyber attack attempts on our system, however, we have no evidence our system has ever been penetrated or client data has been breached. Nevertheless, it is possible a cyber attack could go undetected but based upon our daily monitoring we believe our exposure to undetected attacks is limited.

If we do not comply with privacy regulations and protect confidential information, we could experience adverse consequences, including regulatory sanctions, loss of reputation and litigation, any of which could have a material adverse effect on our business, results of operations and financial condition.

General economic, financial market and political conditions may materially adversely affect our results of operations and financial condition.

Our results of operations and financial condition may be materially adversely affected from time to time by general economic, financial market and political conditions, both in the United States and in the foreign countries where our policyowners reside. These conditions include economic cycles such as: levels of consumer spending; levels of inflation; movements of the financial markets; availability of credit; fluctuations in interest rates, monetary policy or demographics; and legislative and competitive changes.

During periods of economic downturn, such as the ones recently experienced, our insureds may choose not to purchase our insurance products, may terminate existing policies, permit policies to lapse or may choose to reduce the amount of coverage purchased, any of which could have a material adverse effect on our results of operations and financial condition. Also, our sales of new insurance policies might decrease.

Our insurance subsidiaries are restricted by applicable laws and regulations in the amounts of fees, dividends and other distributions they may make to us. The inability of our subsidiaries to make payments to us in sufficient amounts for us to conduct our operations could adversely affect our ability to meet our obligations or expand our business.

As a holding company, our principal asset is the stock of our subsidiaries. We rely primarily on statutorily permissible payments from our insurance company subsidiaries, principally through service agreements we have with our subsidiaries, to meet our working capital and other corporate expenses. The ability of our insurance company subsidiaries to make payments to us is subject to regulation by the states in which they are domiciled, and these payments depend primarily on approved service agreements between us and these subsidiaries and, to a lesser extent, the statutory surplus (which is the excess of assets over liabilities as determined under statutory accounting practices prescribed by an insurance company’s state of domicile), future statutory earnings (which are earnings as determined in accordance with statutory accounting practices) and regulatory restrictions.

Generally, the net assets of our insurance company subsidiaries available for dividends are limited to either the lesser or greater (depending on the state of domicile) of the subsidiary’s net gain from operations during the preceding year and 10% of the subsidiary’s net statutory surplus as of the end of the preceding year as determined in accordance with accounting practices prescribed by insurance regulatory authorities.

Except to the extent that we are a creditor with recognized claims against our subsidiaries, claims of our subsidiaries’ creditors, including policyholders, have priority with respect to the assets and earnings of the subsidiaries over the claims of our creditors and shareholders. If any of our subsidiaries becomes insolvent, liquidates or otherwise reorganizes, our creditors and shareholders will have no right to proceed in their own right against the assets of that subsidiary or to cause the liquidation, bankruptcy or winding-up of the subsidiary under applicable liquidation, bankruptcy or winding-up laws.

Adverse capital and credit market conditions may significantly affect our access to debt and equity capital and our cost of capital in seeking to expand our business.

The capital and credit markets experienced extreme volatility beginning in 2008, although the most extreme volatility has abated. In some cases, the markets exerted significant downward pressure on availability of debt and equity capital for certain issuers (including short term liquidity and credit capacity). We believe the availability of debt and equity capital decreased significantly in 2008, and has only more recently begun to improve.

The availability of equity and debt financing to us will depend on a variety of factors such as market conditions, the general availability of credit, the overall availability of credit to the financial services industry, our credit capacity, as well as the possibility that investors or lenders could develop a negative perception of our long- or short-term financial prospects. Disruptions, uncertainty or volatility in the capital markets may also limit our access to equity capital for us to seek to expand our business. As such, we may be forced to delay raising debt or equity capital, or bear an unattractive cost of capital, which could adversely affect our ability to seek any acquisitions and negatively impact profitability of an acquisition.

Unexpected losses in future reporting periods may require us to adjust the valuation allowance against our deferred tax assets.

We evaluate our deferred tax asset (“DTA”) quarterly for recoverability based on available evidence. This process involves management’s judgment about assumptions, which are subject to change from period to period due to tax rate changes or variances between our projected operating performance and our actual results. Ultimately, future adjustments to the DTA valuation allowance, if any, will be determined based upon changes in the expected realization of the net deferred tax assets. The realization of the deferred tax assets depends on the existence of sufficient taxable income in either the carry back or carry forward periods under applicable tax law. Due to significant estimates utilized in establishing the valuation allowance and the potential for changes in facts and circumstances, it is reasonably possible that we may be required to record a valuation allowance in future reporting periods. Such an adjustment could have a material adverse effect on our results of operation, financial condition and capital position.

We may experience greater risks associated with certain deficiencies recently identified in our BSA Program.

As required by the BSA regulations applicable to insurance companies, we have developed and implemented an anti-money laundering program that includes policies and procedures for complying with applicable BSA program, reporting and recordkeeping requirements and for preventing and detecting potential money laundering and other criminal activity (“BSA Program”). Based on an internal risk assessment and review we began in the first quarter of 2015, we have identified certain deficiencies in our BSA Program, and we are in the process of addressing them and enhancing the BSA Program in order to mitigate further the risk of inadvertently becoming involved in illegal activity.

We face risk from a 2001 technical error made in our original Registration Statement on Form S-3 covering the Plan and filed with the SEC.

In December 2012, it was discovered that the original Registration Statement on Form S-3 covering the Plan and filed with the SEC was not declared effective under the Securities Act of 1933, due to a technical error on the Form S-3 cover page in the 2001 filing. Further, sales under the Plan may not have qualified for an exemption from registration under that Act. Consequently, we filed with the SEC a new registration statement pursuant to Rule 415 on Form S-3 with respect to the Plan (the “New Registration Statement”), which was declared effective by the SEC on January 14, 2013. Despite our full disclosure of this technical error since 2012, if and to the extent participants purchased shares of Class A common stock in the open market that were not effectively registered under the Securities Act, or exempt from such registration, prior to the filing of the 2013 Form S-3 Registration Statement such participants could seek to pursue certain state law remedies potentially available to them, since the statute of limitations has expired under federal securities law. Should a significant number of these purchasers bring state law claims it could have a material and adverse effect on our business and reputation and our results of operations and financial condition.

Risks Relating to Our Capital Stock

The price of our Class A common stock may be adversely affected by decreased participation in the Citizens, Inc. Stock Investment Plan (the “Plan”).

If an international applicant for insurance submits a “Consent to be Contacted” form to Citizens with his or her insurance application, then Citizens will submit a copy of the Plan Prospectus once the applicant’s insurance policy is fully underwritten. At that time the international applicant is invited by Citizens to participate in the Plan and afforded the opportunity to invest certain policy dividends into the Plan. Most all of our international policyholders participate in the Plan and they invest their policy dividends and benefits in our Class A common stock pursuant to the Plan. Once a policyholder elects to participate in the Plan, his or her policy benefits are assigned to purchase Class A common stock under the Plan in the open market. There is a risk our Class A common stock price could be negatively impacted by a decrease in participation in the Plan. If fewer policyholders elect to participate in the Plan, or our international premium collections were to decrease as a result of regulatory, economic, or marketing impediments, the trading volume of our Class A stock may decline from its present levels and the demand for our Class A common stock could be negatively impacted.

Control of our Company, through the ownership of our Class B Common Stock, may transfer from our Founder to a 501(c)(3) charitable foundation established by our Founder and we cannot determine whether any change in our management, operations, or operating strategies will occur as a result of such an ownership change.

Harold E. Riley, our Founder, Chairman and CEO, is the beneficial owner of 100% of the Class B common stock, which is held in the name of the Harold E. Riley Trust (“Trust”), of which he serves as Trustee. Citizens’ Class A and Class B common stock are identical in all respects, except the Class B common stock elects a simple majority of the Board and receives one-half of any cash dividends paid, on a per share basis, to the Class A shares. Therefore, Mr. Riley controls our Company. The Class A common stock elects the remainder of the Board. The Trust documents provide that upon Mr. Riley’s death, the Class B common stock will be transferred from the Trust to the Harold E. Riley Foundation, a charitable organization established under 501(c)(3) of the Internal Revenue Code (the “Foundation”). In addition, the Trust documents provide that Mr. Riley may at any time transfer the Class B common stock held by the Trust to the Foundation. It is unclear what, if any, changes would occur to our board, management structure, or corporate operating strategies as a result of different ownership of our Class B common stock.

There are a substantial number of our shares of Class A common stock issued to our executive officers, directors and management which are eligible for future sale in the public market. The sale of these shares could cause the market price of our Class A common stock to fall.

There were 49,080,114 shares of our Class A common stock issued as of December 31, 2014. Our executive officers, directors and management owned approximately 3,170,704 shares of our Class A common stock as of December 31, 2014, representing approximately 6.5% of our then outstanding Class A common stock. Almost all of these shares have been registered for public resale and generally may be sold freely. In the event of a sale of some or all of these shares or the perceived sale of these shares, the market price of our Class A common stock could fall substantially.

The price of our Class A common stock may be volatile and may be affected by market conditions beyond our control.

Our Class A common stock price has historically fluctuated and is likely to fluctuate in the future and could decline materially because of the volatility of the stock market in general, decreased participation in the Plan referred to above or a variety of other factors, many of which are beyond our control, including: quarterly or annual variations in actual or anticipated results of our operations; interest rate fluctuations; changes in financial estimates by securities analysts; competition and other factors affecting the life insurance business generally; and conditions in the U.S. and world economies.

The international aspects of our operations, and the specific manner in which we conduct our business in those jurisdictions, may be subject to periodic negative social media publicity, which may negatively impact the market price of our Class A common stock.

We interface with and distribute our products to residents of foreign countries that may be subject to the risks disclosed under the heading, “—A substantial amount of our revenue comes from residents of foreign countries and is subject to risks associated with widespread political instability, foreign insurance laws and asset transfer restrictions”. Venezuela is one such example. Accordingly, from time to time, bloggers or other social media outlets relevant to investors may focus attention on our exposure to these countries and the negative circumstances surrounding their governments, thereby subjecting us to periodic negative publicity. Negative publicity on investor blogs could impact trading in our stock and ultimately cause the market price of our Class A common stock to fall.

Our Class A common shareholders do not control us and have a limited ability to influence our business policies and corporate actions and are not by themselves able to elect a majority of our directors.

It is difficult for Class A common shareholders to elect any of our directors or otherwise exert any significant influence over our business. The sole holder of our outstanding Class B common stock is entitled to elect a simple majority of our board of directors and therefore controls us. All of our Class B common stock is currently owned by the Harold E. Riley Trust, of which Harold E. Riley, our founder, Chairman of the Board and Chief Executive Officer, is the sole trustee. Additionally, Harold E. Riley beneficially owns approximately 5% of the issued shares of our Class A common stock.

Our articles of incorporation and bylaws, as well as applicable state insurance laws, may discourage takeovers and business combinations that our shareholders might consider to be in their best interests.

Our articles of incorporation and bylaws, as well as various state insurance laws, may delay, deter, render more difficult or prevent a takeover attempt our shareholders might consider in their best interests. As a result, our shareholders will be prevented from receiving the benefit from any premium to the market price of our Class A common stock that may be offered by a bidder in a takeover context. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our Class A common stock if they are viewed as discouraging takeover attempts in the future.

The following provisions in our articles of incorporation and bylaws make it difficult for our Class A shareholders to replace or remove our directors and have other anti-takeover effects that may delay, deter or prevent a takeover attempt:

•	holders of shares of our Class B common stock elect a simple majority of our board of directors, and all of these shares are owned by the Harold E. Riley Trust; and

•	our board of directors may issue one or more series of preferred stock without the approval of our shareholders.

State insurance laws generally require prior approval of a change in control of an insurance company. Generally, such laws provide that control over an insurer is presumed to exist if any person, directly or indirectly, owns, controls, holds with the power to vote, or holds proxies representing 10% or more of the voting securities of the insurer. In considering an application to acquire control of an insurer, an insurance commissioner generally will consider such factors as the experience, competence and financial strength of the proposed acquirer, the integrity of the proposed acquirer’s board of directors and executive officers, the proposed acquirer’s plans for the management and operation of the insurer, and any anti-competitive results that may arise from the acquisition. In addition, a person seeking to acquire control of an insurance company is required in some states to make filings prior to completing an acquisition if the acquirer and the target insurance company and their affiliates have sufficiently large market shares in particular lines of insurance in those states. These state insurance requirements may delay, deter or prevent our ability to complete an acquisition.

We have never paid any cash dividends on our Class A common stock and do not anticipate doing so in the foreseeable future.

We have never paid cash dividends on our Class A common stock, as it is our policy to retain earnings for use in the operation and expansion of our business. We do not expect to pay cash dividends on our Class A common stock for the foreseeable future.

TERMS AND CONDITIONS OF THE PLAN

The following discussion sets forth the provisions of the plan that we believe will be most important to participants and prospective participants in the plan.

The Transaction and Fee Table that is attached to this prospectus as Appendix B, sets forth in summary form the transaction types, the minimum and maximum permitted investments, and the Transaction Fees associated with the respective transaction types. The information set forth in the Transaction and Fee Table is discussed in more detail below. In addition, for a more complete understanding, you should refer to the copy of the plan that is included at the end of this prospectus as Appendix A

Am I eligible to participate in the plan?

The plan may be offered to applicants and owners of insurance policies issued by the Company or our subsidiaries, existing holders of Class A common stock, our employees or our independent consultants. Copies of this prospectus will be provided to members of these groups upon their request. We are also permitted, at our option, to distribute copies of this prospectus to members of these groups without first receiving a request.

The plan may also be offered to other persons who are not solicited by the plan administrator or any of our representatives or agents with respect to the plan, but who make inquiries regarding the plan to us or the plan administrator. A copy of this prospectus may be delivered to persons who make these inquiries (who are not members of one of foregoing groups in the preceding paragraph) only upon their request.

EXCEPT FOR DELIVERY OF COPIES OF THIS PROSPECTUS AND RELATED MATERIALS FOR CLERICAL PURPOSES ONLY, WE HAVE NOT AUTHORIZED ANY OF OUR EMPLOYEES OR INDEPENDENT CONSULTANTS TO ANSWER QUESTIONS OR RESPOND TO NON-MINISTERIAL INQUIRIES CONCERNING THE PLAN, AND YOU MUST INSTEAD CONTACT THE PLAN ADMINISTRATOR. Any person who contacts us concerning the plan will be referred to the plan administrator for responses to the person’s questions and non-ministerial inquiries.

If you wish to participate in the plan, you may do so only after receiving a copy of this prospectus, and you must complete an enrollment form, return it to the plan administrator and comply with any other applicable requirements as set forth below and in the copy of the plan included at the end of this prospectus and as may be communicated to you by the plan administrator.

Following are additional features and requirements relating to participation in the plan:

•	Applicants or owners of our insurance policies may elect to have policy benefits, including dividends, automatically invested in Class A common stock through the plan. Likewise, our contracted international independent consultants may elect to have portions of their earnings automatically invested in Class A common stock through the plan.

•	If you do not currently own any of our Class A common stock, you may join the plan, as set forth above, and by making an initial investment of at least $250, but not more than $120,000 in any calendar year. However, if you are one of our policyholders, a registered holder of our Class A common stock, or a member of our marketing force, and you elect to assign your policy benefits (including dividends paid on life insurance policies) or commissions to the plan, this $250 minimum requirement does not apply.

•	If you do not currently own any of our Class A common stock, you can get started in the plan by returning a completed enrollment form to the plan administrator, along with your check payable to: Computershare – Citizens, Inc. You can also join the plan via the Internet at www.computershare.com and fund your initial investment with a one-time online bank debit from your U.S. bank account. Alternatively, you can agree to authorize a minimum of ten consecutive automatic deductions of at least $25 each from your U.S. bank account to fund the amount of your initial investment. The plan administrator will arrange for the purchase of shares for your account but will not pay interest on amounts held pending investment. Please allow two weeks for your account to be established, initial shares to be purchased and a statement to be mailed to you.

•	If you already own our Class A common stock and your shares are registered in your name, you may join the plan by returning a completed enrollment form to the plan administrator. Alternatively, you may enroll via the Internet at www.computershare.com and follow the instructions provided. IN ADDITION, YOU MAY TRANSFER SHARES YOU ALREADY OWN INTO THE PLAN AT NO ADDITIONAL COST.

•	If your shares are held in a brokerage, bank or other intermediary account, and you wish to participate directly in the plan, you should direct your broker, bank or trustee to register some or all of your shares of Class A common stock directly in your name.

Can I participate in the plan if I am a non-U.S. resident?

If you live outside the United States, you should first determine if there are any laws or governmental regulations that would prohibit your participation in the plan. We reserve the right to terminate participation of any stockholder and to refuse participation in the plan to any person if it deems it advisable under any foreign laws or regulations.

What are my Investment Options?

Once enrolled in the plan, you have the following investment options:

•	ASSIGNMENT OF POLICY BENEFITS OR COMMISSIONS. Subject to such terms as we may require, if you are one of our policy applicants or policyholders, you may assign policy benefits, including dividends on a life insurance policy, to the plan to be invested in our Class A common stock. Similarly, if you are a member of our marketing force, you may assign commissions earned upon sale of insurance policies to the plan for investment in Class A common stock.

•	OPTIONAL CASH INVESTMENTS. You may purchase additional shares of our Class A common stock by using the plan’s optional cash investment feature. You must invest at least $25 at any one time but not more than $120,000 in a calendar year. We will not pay interest on amounts held pending investment.

You may make optional cash investments by sending a check to the plan administrator payable to: Computershare — Citizens, Inc. To facilitate processing of your investment, please use the transaction stub located on the bottom of your plan statement. Mail your investment and transaction stub to the address specified on the statement. The plan administrator will not accept cash, traveler’s checks, money orders or third party checks. You may also invest by making a one-time online bank debit from your U.S. bank account.

To invest on a regular, periodic basis, you may authorize monthly automatic deductions of $25 or more from your U.S. bank account. To initiate automatic deductions, you may enroll through the plan administrator’s website, www.computershare.com, or, complete and sign an Authorization Form for Automatic Deductions and return it to the plan administrator. Forms will be processed and will become effective as promptly as practicable; however, you should allow four to six weeks for your first investment to be initiated. Once automatic deductions are initiated, funds will be drawn from your account on either the 1st or 15th of each month, or both (as chosen by you, or the next business day if either the 1st or the 15th is not a business day, and will normally be invested within five business days). Automatic deductions will continue at the level you set until you change your instructions by notifying the plan administrator.

You any also make optional cash investments by going to the plan administrator’s website, www.computershare.com, and authorizing a one-time online bank debit from an account at U.S. bank or financial institution. You should refer to the online confirmation for the account debit date and investment date.

In the event that your check for a optional cash investment is returned unpaid for any reason, or an authorized electronic funds transfer cannot be affected, the plan administrator will consider the request for investment of such funds null and void, and the plan administrator will immediately remove from your account those shares, if any, purchased upon the prior credit of such funds. The plan administrator will thereupon be entitled to sell shares to satisfy an uncollected amount plus a fee of $35.00. If the net proceeds of the sale of such shares are insufficient to satisfy the balance of such uncollected amounts, the plan administrator will be entitled to sell such additional shares from your account as may be necessary to satisfy the uncollected balance.

•	DIVIDEND REINVESTMENT. If we declare any cash dividends on our Class A common stock in the future, you may choose to reinvest the dividends on all, none or any portion of your shares toward the purchase of additional shares of Class A common stock. However, historically we have not paid cash dividends on our Class A common stock and we do not presently have plans for doing so. You can change your dividend reinvestment election at any time by notifying the plan administrator. For a particular dividend to be reinvested, your notification must be received before the record date for that dividend.

How are my shares purchased?

Shares of our Class A common stock purchased under the plan will be shares purchased by the plan administrator through its broker on any securities exchange where such shares are traded, in the over-the-counter market, or by negotiated transactions, upon such terms with respect to price, delivery, etc., as the plan administrator may accept. The investment price of our Class A common stock purchased will be the weighted average price incurred in connection with the purchase of such shares. Any applicable service and trading fees will be deducted from the amount you invest prior to the purchase of shares. In the unlikely event that, due to unusual market conditions, the plan administrator is unable to invest the funds within 35 days, the plan administrator will return the funds to you by check. No interest will be paid on funds held by the plan administrator pending investment. Shares will be purchased beginning on an investment date, which means each business day on which the plan administrator determines that sufficient optional cash investments, initial cash investments, policy dividends and assigned policy benefits (including policy dividends) and commissions have been received and not previously invested to warrant investing amounts in our Class A common stock. However, there will be at least one investment date in any week in which the plan administrator receives at least one optional cash investment, one initial cash investment, any assigned benefits or commissions, or any dividends for investment.

After deduction of any applicable service and trading fees, your account will be credited with that number of shares, including fractional shares computed to six decimal places, equal to the amount invested with respect to your plan account, divided by the price per share of such shares for all purchases for all plan participants for an investment date.

Unless you request one, a certificate for any shares of Class A common stock purchased under the plan will not be issued. The number of shares purchased for your account under the plan will be shown on your statement of account in book-entry form. This feature protects against loss, theft or destruction of stock certificates.

How do I sell my shares out of the plan?

You may sell any number of shares held in your plan account by notifying the plan administrator by telephone, over the Internet or in writing. If you have a certificate for any shares which you desire to sell, it will be necessary for you to deliver the certificate as the plan administrator directs in order to effect the sale. You have two choices when making a sale, depending on how you submit your sale request, as follows:

•	Market Order: A market order is a request to sell shares promptly at the current market price. Market order sales are only available at www.computershare.com through Investor Centre or by calling the plan administrator directly at 1-877-785-9659. Market order sale requests received at www.computershare.com through Investor Centre or by telephone will be placed promptly upon receipt during market hours (normally 9:30 a.m. to 4:00 p.m. Eastern time). Any orders received after 4:00 p.m. Eastern time will be placed promptly on the next day the market is open. The price will be the market price of the sale obtained by the plan administrator’s broker, less a service fee of $25 and a processing fee of $0.12 per share sold.

•

Batch Order: A batch order is an accumulation of all sale requests for a security submitted together as a collective request. Batch orders are submitted on each market day, assuming there are sale requests to be processed. Sale instructions for batch orders received by the plan administrator will be processed no later than five business days after the date on which the order is received (except where deferral is required under applicable federal or state laws or regulations), assuming the applicable market is open for trading and sufficient market liquidity exists. Batch order sales are available at www.computershare.com through Investor Centre or by calling the plan administrator directly at 1-877-785-9659. All sales requests received in writing will be submitted as batch order sales. The plan administrator will cause your shares to be sold on the open market within five business days of receipt of your request. To maximize cost savings for batch order sales requests, the plan administrator may combine each selling participant’s shares with those of other selling participants. In every case of a batch order sale, the price to each selling participant shall be the weighted average sale price obtained by the plan administrator’s broker for each aggregate order placed by the plan administrator and executed by the broker, less a service fee of $15 and a processing fee of $0.12 per share sold.

The plan administrator may, for various reasons, require a transaction request to be submitted in writing. Participants should contact the plan administrator to determine if their particular request, including any sales request, must be submitted in writing. The plan administrator reserves the right to decline to process a sale if it determines, in its sole discretion, that supporting legal documentation is required.

May I gift my shares out of the plan?

You may gift or transfer all or part of your shares to any recipient you choose by completing and signing a transfer request form provided by the plan administrator. If the recipient is already a participant in the plan, the shares will be credited to the participant’s account. The additional shares in the participant’s account will be subject to whatever election the recipient has made concerning dividend reinvestment. If the recipient is not a participant, a new account will be opened in the recipient’s name, and you may make a dividend reinvestment election on behalf of the recipient. However, the recipient at any time may change the dividend reinvestment election or terminate the recipient’s participation in the plan. You may request a copy of the Transfer of Ownership Form by calling the plan administrator or by downloading the forms from the plan administrator’s website at www.computershare.com.

Requests for transfer of book-entry shares are subject to the same requirements as the transfer of our stock certificates, including the requirement of having your signature guaranteed by a financial institution participating in the Medallion Guarantee program. The Medallion Guarantee program ensures that the individual signing the certificate or transfer instructions is in fact the registered owner as the name appears on the stock certificate or stock power.

If you need additional assistance, please contact the plan administrator.

How do I obtain my stock certificates?

Certificates for any number of whole shares credited to your account under the plan will be issued upon your request by telephone, over the Internet or in writing. Unless you request otherwise, shares for which a certificate is issued to you will be subject to whatever election you have made concerning dividend reinvestment. Any remaining shares will continue to be credited in book-entry form to your account. Certificates for fractions of shares will not be issued, and you will instead receive a cash payment for the fractional share based on the then current market price of the stock less trading fees and applicable taxes.

What are the prices of shares purchased through the plan?

The purchase price of the Class A common stock purchased for you under the plan will be the weighted average price per share of all shares purchased for an investment date.

What are the transaction fees (service and trading fees, taxes, and other expenses) relating to participation in the plan?

A service fee, if applicable, a trading fee and any applicable taxes will be deducted from the amount you invest prior to the purchase of shares with the remainder. If you sell shares through the plan, any service fee, a trading fee and any applicable taxes payable will be deducted from the sales proceeds and you will receive a check for the net proceeds of sale. We will otherwise pay most of any costs, fees and expenses to the administrator of the plan. The Transaction Fees transaction types are set forth on the Transaction and Fee Table, attached as Appendix B to this prospectus.

How is my investment tracked?

The plan administrator will send a statement of account to you at least once a year, and will send additional statements upon your reasonable request. In addition, the plan administrator will send statements to you when you make an initial or optional cash investment or a deposit, transfer or withdrawal of shares.

Please retain your plan statements to establish the cost basis of shares purchased under the plan for income tax and other purposes.

You may also view year-to-date transaction activity in your plan account for the current year, as well as activity in prior years, by accessing your plan account through the Internet at the plan administrator’s website, www.computershare.com. You should notify the plan administrator promptly of any change in address since all notices, statements and reports will be mailed to your address of record.

How do I withdraw from participation in the plan?

You may withdraw from the plan at any time. In order to withdraw from the plan, you must provide notice instructing the plan administrator to terminate your account. If the plan administrator receives such notice near a record date for an account whose dividends are to be reinvested, the plan administrator, in its sole discretion, may either distribute such dividends in cash or reinvest them in shares on your behalf. In the event reinvestment is made, the plan administrator will process the termination as soon as practicable, but in no event later than five business days after the investment is completed. To terminate your account, call, write or submit your request through the Internet to the plan administrator.

If you have assigned benefits from one of our life insurance policies, or sales commissions, you must also notify us in writing of your desire to terminate this assignment.

Our shares of Class A common stock are eligible for inclusion in the Direct Registration System (“DRS”) administered by The Depository Trust Company. Under the DRS, the plan administrator will continue to hold your shares in book-entry form unless you request a certificate for any full shares and a check for any fractional share. Alternatively, you may request the sale of all or part of any such shares or have the plan administrator electronically transfer your shares to your brokerage account. The plan administrator will convert to cash any fractional shares held in your account at the time of termination at the then current market price of the Class A common stock, net of any service and trading fees and applicable taxes.

After you withdraw from the plan, you may rejoin the plan at any time by filing a new enrollment form with the plan administrator. However, the plan administrator has the right to reject such enrollment form if you repeatedly join and withdraw from the plan, or for any other reason. The plan administrator’s exercise of such right is intended to minimize unnecessary administrative expenses and to encourage use of the plan as a long-term stockholder investment service.

What are some of the tax consequences of my participation in the plan?

This is a general discussion of the U.S. federal income tax consequences of the plan. You should consult your own tax advisor with respect to the tax consequences of participation in the plan (including federal, state, local and other tax laws and U.S. tax withholding laws) applicable to your particular situation.

You will not realize gain or loss for U.S. federal income tax purposes upon a transfer of shares to your plan account or the withdrawal of whole shares from your account. You will, however, generally realize gain or loss upon the receipt of cash for a fractional share credited to your account. You will also realize gain or loss when shares are sold. The amount of gain or loss will be the difference between the amount that you receive for the shares sold and your tax basis in the shares (generally, the amount you paid for the shares, plus brokerage commissions paid). In order to determine the tax basis for shares in your account, you should retain all account statements.

Cash dividends (if we were to declare any) reinvested under the plan will be taxable for U.S. federal income tax purposes as having been received by you even though you have not actually received them in cash. If we were to pay dividends, they would be reported, whether or not reinvested, to you and the U.S. Internal Revenue Service shortly after the close of each year. In addition, the Internal Revenue Service may require that any per share trading fees (which includes any brokerage commissions the plan administrator is required to pay) incurred in the purchase of shares, paid by us on your behalf, be treated as dividend income to you and that such amounts paid for per share trading fees can be included in your cost basis of shares purchased.

If you are a foreign stockholder, your dividends are subject to federal income tax withholding at the treaty rate. If applicable, the appropriate amount will be withheld and the balance in shares will be credited to your account. If you are a non-resident alien or a non-U.S. corporation, partnership, or other entity, you are subject to a withholding tax on dividends earned on your plan shares. You also may be subject to the “backup withholding” provisions of the Internal Revenue Code with respect to any dividends or proceeds from the sales of your shares if you fail to furnish a properly completed Form W-9 or its equivalent or are otherwise subject to backup withholding.

How do I vote my shares held under the Plan?

We will send or forward to you all applicable proxy solicitation materials, other stockholder materials or consent solicitation materials. You shall have the exclusive right to exercise all voting rights respecting your shares. You may vote any of your whole or fractional shares of which you are the record holder in person or by proxy. Your proxy card shall include your whole or fractional shares of which you are the record holder. Your shares shall not be voted unless you vote them. However, unless you notify us in writing that you elect to withhold the Plan Administrator’s authority, the Plan Administrator is deemed to have the written authorization to appear in person or by proxy at any annual or special meeting of shareholders of the Company and to submit your unvoted shares at the meeting for the sole purpose of determining a quorum.

Solicitation of the exercise of your voting rights by the management of the Company or others under a proxy or consent provision applicable to all holders of Common Stock shall be permitted. Solicitation of the exercise of your tender or exchange offer rights by management of the Company or others shall also be permitted.

USE OF PROCEEDS

This prospectus relates to shares of our Class A common stock that may be offered and sold from time to time under the plan. Under the plan, the administrator purchases shares of our Class A common stock in the open market for the account of the participants who enroll in the plan with proceeds provided by plan participants. We do not issue any shares to plan participants in conjunction with the plan and we do not receive any proceeds from the purchase of shares of Class  A common stock pursuant to the plan.

DESCRIPTION OF SECURITIES TO BE REGISTERED

Authorized Shares

The aggregate number of shares which the Company is authorized to issue is 100,000,000 shares of Class A Common Stock, with no par value, and 2,000,000 shares of Class B Common Stock, with no par value; of which 49,080,114 shares of such Class A Common Stock and 1,001,714 shares of Class B Common Stock are issued and outstanding, fully paid and nonassessable. This number does not include Treasury shares.

Dividend Rights

The cash dividends paid upon each share of Citizens Class A Common Stock is twice the cash dividends paid on each share of Citizens Class B Common Stock.

Voting Rights

The voting rights of Citizens Class A Common Stock and Class B Common Stock are equal in all respects except that the holders of Class B Common Stock have the exclusive right to elect a simple majority of the members of the Company’s Board of Directors, and the holders of Class A Common Stock have the exclusive right to elect the remaining directors.

The holders of Common Stock do not have cumulative voting rights. The Company’s Articles of Incorporation do not contain a provision to reduce the two-thirds voting requirement found in the Colorado Corporation Code.

The Company’s Articles of Incorporation provide that the Board of Directors has the power to enact, alter, amend and repeal our bylaws not inconsistent with the laws of Colorado or the Articles of Incorporation, as the Board of Directors deems best for the management of the Company; however Colorado statutes give shareholders the right to amend and repeal bylaws even it not so provided for in the bylaws themselves.

Special meetings of shareholders may be called by the chairman of its Board, a majority of its Board of Directors, or the holders of 25% or more of all the shares entitled to vote at the meeting. A majority of the shares of the outstanding capital entitled to vote constitutes a quorum of shareholders under our bylaws. Our bylaws provide that shareholders can take action without a meeting provided that all the shareholders entitled to vote have consented to the action in writing.

Preemptive Rights

Shares of the Company may be issued at any time, and from time to time, in such amounts, and for such consideration as may be fixed by the Board of Directors. No shareholder has any preemptive or preferential right to purchase or to subscribe for any shares of capital stock or other securities which may be issued by the Company.

Liquidation Rights

In the event of any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, the shareholders are entitled to share, on a share-for-share basis, any of the assets or funds of the Company which are distributable to its shareholders upon such liquidation, dissolution, or winding up.

NAMED EXPERTS AND COUNSEL

Legal Counsel

The validity of the Class A common stock covered by this prospectus has been passed upon for us by Geoffrey M. Kolander in his capacity as Executive Vice President, General Counsel and Corporate Secretary of Citizens, Inc. Mr. Kolander is a licensed attorney in Colorado, Texas and New York.

Accountants

The consolidated financial statements and financial statement schedules appearing in Citizens, Inc.’s Annual Report (Form 10K) as of December 31, 2014 and 2013, and for each of the three years in the period ended December 31, 2014, and the effectiveness of internal control over financial reporting as of December 31, 2014 incorporated by reference herein have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, which conclude, among other things, that Citizens, Inc. did not maintain effective internal control over financial reporting as of December 31, 2014, based on Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“2013 framework”), because of the effects of the material weakness described therein, included therein, and incorporated herein by reference. Such financial statements and financial statement schedules have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

TRANSFER AGENT AND REGISTRAR

Our Transfer Agent and Registrar is Computershare Trust Company, N.A.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file at the SEC’s public reference room located at 100 F Street NE, Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on the operation of such public reference room. You can also request copies of such documents, upon payment of a duplicating fee, by writing to the SEC at 100 F Street, N.E., Washington, D.C. 20549. Our SEC filings are also available to the public at the website maintained by the SEC at http://www.sec.gov. You may also inspect our Commission reports and other information at the New York Stock Exchange, 11 Wall Street, New York, New York 10005.

You may obtain any of the documents incorporated by reference by contacting us or the SEC or through the SEC’s Internet Website, as described above. Documents incorporated by reference are available from us without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit to this prospectus. You may obtain documents incorporated by reference into this prospectus by requesting them in writing or by telephone from us at the following address: 400 East Anderson Lane, Austin, TX, 78752, Attention: Secretary, telephone (512) 837-7100.

INCORPORATION BY REFERENCE

As permitted by General Instruction VII to Form S-1, the SEC allows us to “incorporate by reference” into this prospectus the information we have previously filed with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. The following documents filed with the SEC are hereby incorporated by reference into this prospectus:

(a)	Our Annual Report on Form 10-K for the year ended December 31, 2014, filed on April 6, 2015, which contains our audited financial statements for the most recent fiscal year for which such statements have been filed;

(b)	The sections of our Definitive Proxy Statement on Schedule 14A for the Annual Shareholders Meeting, filed on April 20, 2015 that are incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2014;

(c)	Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014, filed on May 6, 2014;

(c)	Our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2014, filed on August 7, 2014;

(c)	Our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2014, filed on November 5, 2014, as amended on Form 10-Q/A, filed on April 9, 2015;

(e)	Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2015, filed on May 6, 2015;

(g)	Our Current Reports on Form 8-K, filed with the SEC on January 16, 2015, March 11, 2015, April 1, 2015, April 10, 2015;

This prospectus is part of a registration statement that we filed with the SEC. Upon written or oral request, we will provide, without charge, to each person, including beneficial owners of our securities, to whom a copy of this prospectus is delivered, a copy of any or all of the information incorporated by reference in this prospectus (other than exhibits to such documents, unless the exhibits are specifically incorporated by reference in such documents). Your requests for copies should be directed to the Secretary, Citizens, Inc., P.O. Box 149151, Austin, Texas 78714-9151; telephone (512) 837-7100.

APPENDIX A

CITIZENS, INC. STOCK INVESTMENT PLAN, AS AMENDED AND RESTATED

Citizens, Inc., a Colorado corporation, effective March 1, 2013, hereby establishes the Amended and Restated Stock Investment Plan originally adopted on or about April 10, 2001 (the “Plan”).

WHEREAS, the Company (as hereinafter defined) wishes to offer to certain clients, independent consultants and potential investors stock purchase opportunities and services in an effort to enhance the attractiveness to investors of the Company’s Class A common stock, no par value per share (“Common Stock”), and to offer to security holders the ability to maintain registered ownership of their securities in a manner which facilitates efficient purchases and sales of securities;

WHEREAS, the Company is not an Affiliate (as hereinafter defined) of the Administrator, and has been subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act (as defined herein) for a period of at least 90 days;

WHEREAS, the purposes of the Plan are to provide a convenient and economical means for new investors, independent consultants and other clients of the Company and its subsidiaries to make an initial investment in Common Stock, and for existing holders of Common Stock to have all, part or none of their dividends automatically reinvested in shares of Common Stock, and to purchase additional shares of Common Stock, and to facilitate registered ownership of Common Stock;

WHEREAS, the Plan will include an Investor Registration Option feature enabling an investor to have its share ownership registered directly on the stock records of the Company while providing investors with a safe, efficient and inexpensive alternative to certificate-based or nominee ownership;

WHEREAS, the Company adopted the Plan on or about April 10, 2001, and wishes to amend and restate the Plan in its entirety.

NOW, THEREFORE; the Plan is hereby amended and restated in its entirety as follows:

ARTICLE I

DEFINITIONS

The terms defined in this Article I shall, for all purposes of this Plan, have the following respective meanings:

Account. The term “Account” shall mean, as to any Participant, the account maintained by the Administrator evidencing (i) the shares (and/or fraction of a share) of Common Stock, consisting of Plan Book-Entry Shares (a) purchased through the Plan or (b) deposited by such Participant into the Plan pursuant to Section 4.1 hereof, and credited to such Participant and (ii) cash held in the Plan pending investment in Common Stock for such Participant.

Account Shares. The term “Account Shares” shall mean all shares (including any fraction of a share) of Common Stock, consisting of Plan Book-Entry Shares, credited to and included in the Account of a Participant by the Administrator, that are (a) purchased through the Plan and/or (b) deposited by such Participant into the Plan pursuant to Section 4.1 hereof. Any references herein to shares of Common Stock deposited into the Plan or purchased through the Plan (through optional cash investments or reinvestment of Dividends, policy benefits or commissions) shall mean Plan Book-Entry Shares held in a Participant’s Account.

Administrator. The term “Administrator” shall mean Computershare Trust Company, N.A. Certain services will be provided by Computershare Inc., a registered transfer agent and an affiliate of the Administrator. In connection with the Plan, the Administrator shall be deemed an agent independent of the Company who satisfies applicable legal requirements (including, without limitation, the requirements of Regulation M under the Exchange Act), for purposes of making open market purchases and sales of Common Stock under the Plan.

Business Day. The term “Business Day” shall mean any day, excluding Saturdays, Sundays and legal holidays, on which federally chartered banks in the State of New York are regularly open for business.

Certificated Shares. The term “Certificated Shares” shall mean any Common Stock for which a Participant has received and holds a certificate in the Participant’s name evidencing such shares.

Common Stock. The term “Common Stock” is defined in the Recitals of this Plan.

Company Share Purchase Price. The term “Company Share Purchase Price,” when used with respect to both whole and fractional shares, shall mean the weighted average price per share of all shares purchased for an Investment Date. Both whole and fractional shares purchased for an investment date will have the same purchase price.

DRS Book-Entry Shares. The term “DRS Book-Entry Shares” shall mean shares held in book-entry form in a Participant’s name through the Direct Registration System administered by The Depository Trust Company.

Dividend. The term “Dividend” shall mean cash dividends paid on Common Stock.

Enrollment Form. The term “Enrollment Form” shall mean the documentation that the Administrator and/or Company shall require to be completed and received prior to the enrollment in the Plan of an investor that is an existing registered owner of Common Stock pursuant to Section 2.1 hereof, or a Participant’s changing the Participant’s options under the Plan pursuant to Section 6.1 hereof, or a Participant’s depositing shares of Common Stock into the Plan pursuant to Section 4.1 hereof.

Exchange Act. The term “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

Initial Enrollment Form. The term “Initial Enrollment Form” shall mean the documentation that the Administrator and/or Company shall require to be completed and received prior to the enrollment in the Plan of an investor that is not an existing registered owner of Common Stock pursuant to Section 2.1 hereof. At the time of the initial enrollment in the Plan, the investor’s Enrollment Form shall contain a certification of its taxpayer identification number.

Irrevocable Stock Power. The term “Irrevocable Stock Power” shall mean the documentation which the Participant completes and submits to the Administrator prior to such Participant’s gift or transfer of Account Shares pursuant to Section 5.2 hereof.

IRS. The term “IRS” shall mean the Internal Revenue Service.

Investment Date. The term “Investment Date” shall mean each Trading Day on which the Administrator determines that sufficient optional cash investments pursuant to Section 2.4 hereof and/or initial cash investments pursuant to Section 2.3 hereof and/or Dividends and/or assigned benefits and commissions have been received and not previously invested to warrant investing such optional cash investments and/or initial cash investments and/or assigned benefits and commissions or reinvesting such Dividends in Common Stock pursuant to Article III hereof; provided, however, that there shall be at least one Investment Date for optional cash investments during each period beginning on Monday of each week and ending on Friday of the same week in which the Administrator receives at least one optional cash investment, one initial cash investment, any assigned benefits or commissions. The Investment Date for reinvesting Dividends shall be the Dividend payment date or the next Trading Day if the Dividend payment date is not a Trading Day.

Market Share Purchase Price. The term “Market Share Purchase Price,” when used with respect to shares of Common Stock purchased in the open market, shall mean the weighted average purchase price per share of the aggregate number of shares purchased in the open market for the associated Investment Date, not including any brokerage commissions or other Transaction Fees. However, Transaction Fees are deducted from the total investment amount, and the net amount remaining is invested.

Market Share Sales Price. The term “Market Share Sales Price,” when used with respect to shares of Common Stock sold in the open market, shall mean the weighted average sales price per share of the aggregate number of shares sold in the open market for the date any sale is made, not including any brokerage commissions or other Transaction Fees. However, Transaction Fees are deducted from the gross proceeds of sale, and the net amount remaining is paid out.

Maximum Amount. The term “Maximum Amount” is defined in Section 2.4 hereof.

Non-United States Resident. The term “Non-United States Resident” shall mean a Person that is a citizen or resident of, or is organized or incorporated under, or has its principal place of business in, a country other than the United States, its territories and possessions.

Participant. The term “Participant” is defined in Section 2.1 hereof.

Participant’s Total Position. The term “Participant’s Total Position” shall mean the total shares of Common Stock held by the Participant, whether evidenced by one or more certificates in the Participant’s name or held as DRS Book-Entry Shares or Plan Book-Entry Shares, as to which the Participant may designate that any Dividends on all, part or none of the number of such shares shall be reinvested in Common Stock to be held as Plan Book-Entry Shares in the Participant’s Account.

Person. The term “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, estate, unincorporated organization or other entity.

Plan Book-Entry Shares. The term “Plan Book-Entry Shares” shall mean shares held in book-entry form, excluding DRS Book-Entry Shares, in a Participant’s name and in the Participant’s Account by the Administrator.

Statement of Account. The term “Statement of Account” shall mean a written statement prepared by the Administrator and sent to a Participant pursuant to Section 6.6 hereof, which sets forth all information required by this Plan or applicable law.

Trading Day. The term “Trading Day” shall mean any Business Day on which shares of the Common Stock are traded on the principal stock exchange, market, electronic quotation or over-the-counter system on which the Common Stock is listed or authorized for quotation or trading.

ARTICLE II

PARTICIPATION

Section 2.1. Participation. Any Person (other than the Company), who (a) is a record holder of Common Stock, (b) is an employee of the Company or one of its subsidiaries, (c) is an applicant or owner of an insurance policy issued by the Company or one of its subsidiaries, (d) is a contracted independent consultant of the Company or one of its subsidiaries or (e) makes an unsolicited inquiry of the Administrator or the Company regarding the Plan, may elect to participate in the Plan; provided, however, that if such Person is a Non-United States Resident, he or she may be requested to provide evidence satisfactory to the Administrator that the Participant’s participation in the Plan would not violate local laws applicable to the Company, the Plan or such Non-United States Resident.

In order to participate in the Plan:

A Person that is a registered holder of Common Stock must complete and return to the Administrator an Enrollment Form.

A person that is not a registered holder of Common Stock, must complete and return to the Administrator an Initial Enrollment Form and do at least one of the following:

(i) have Common Stock for which the Participant is not the registered owner transferred to the Plan, pursuant to Section 4.1 hereof,

(ii) make an initial cash investment pursuant to Section 2.3 hereof,

(iii) elect to have insurance benefits invested in Common Stock pursuant to Section 2.2 hereof; or

(iv) elect to have earned insurance commissions invested in Common Stock pursuant to Sections 2.3 and 2.4 below.

Any Person who has met the above requirements to participate in the Plan and has not revoked such election to participate in the Plan is herein referred to as a “Participant.”

Section 2.2. Reinvestment of Dividends. If and when the Company pays a cash Dividend on the Common Stock, a Participant may elect to have the Participant’s Dividends on all or a specified number of shares in the Participant’s Total Position invested in shares (including any fraction of a share) of Common Stock and credited to the Participant’s Account. The Dividends on the number of shares in the Participant’s Total Position that are not reinvested as provided above in this Section 2.2 will be paid to the Participant.

Section 2.3. Initial Investment. A Person who is not a registered owner of Common Stock may become a Participant by making an initial payment of at least $250 but not more than $120,000, by check or electronic funds transfer payable to the Administrator, to be invested in Common Stock pursuant to Section 3.2 hereof; provided, however, that payment for such initial cash investment must be accompanied by a completed Initial Enrollment Form. For persons who are owners of a policy of insurance issued by the company or one of its subsidiaries, or an independent consultant for the Company and its subsidiaries whose “initial” investment is made through an assignment of benefit or commission, no minimum shall apply. An initial cash investment in shares of Common Stock may be made in the name of any Person so specified in the Initial Enrollment Form.

Section 2.4. Optional Cash Investments. A Participant may elect to make payments at any time or from time to time to the Plan, by check or electronic funds transfer payable to the Administrator, for investment in Common Stock pursuant to Section 3.2 hereof; provided, however, that any Participant who elects to make optional cash investments pursuant to this Section 2.4 must invest at least $25 for any single investment and may not invest more than $120,000 in any calendar year (the “Maximum Amount”). For purposes of determining whether the Maximum Amount has been reached, initial cash investments pursuant to Section 2.3 shall be counted as optional cash investments. An optional cash investment in shares of Common Stock may be made in the name of any Person.

Section 2.5. Registration. All interests in Common Stock held in a Participant’s Account must be registered on the records of the Company in the name of such Participant.

ARTICLE III

DIVIDEND REINVESTMENT, INVESTMENT OF OPTIONAL CASH PAYMENTS,

ASSIGNED BENEFITS OR COMMISSIONS AND INITIAL CASH PAYMENTS AND

COMMON STOCK PURCHASES

Section 3.1. Dividend Reinvestment. Dividends (if and when paid by the Company) as to which reinvestment has been elected by a Participant shall be paid by the Company to the Administrator or its nominee on behalf of such Participant. Subject to this Article III, Dividends shall be reinvested in shares of Common Stock purchased in the open market in the manner provided in Section 3.3(a) hereof. No interest shall be paid on Dividends held pending reinvestment pursuant to this Article III.

Section 3.2. Investment of Optional Cash Payments, Assigned Policy Benefits and Commissions and Initial Cash Payments. Subject to this Article III, any optional cash investments, assigned policy benefits or commissions and initial cash investments received by the Administrator of the Plan from a Participant shall be invested in shares of Common Stock purchased in the open market in the manner provided in Section 3.3(b) hereof. Optional cash investments, assigned benefits or commissions and initial cash investments not received by the Administrator at least two Business Days prior to an Investment Date need not be invested on such Investment Date; provided, however, that any such optional cash investments, assigned benefits or commissions and initial cash investments not invested on such Investment Date shall be invested beginning on the next succeeding Investment Date. No interest shall be paid on optional cash investments, assigned benefits, commissions or initial cash investments or assigned benefits or commissions held pending investment pursuant to this Article III.

Section 3.3. Shares Purchased in the Open Market.

(a) Reinvestment of Dividends in shares of Common Stock shall be governed by this Section 3.3(a). Beginning on an Investment Date for Dividends, the Administrator shall apply the amount of any Dividends paid to the Administrator on behalf of the Participants on such Investment Date to the purchase of shares of Common Stock in the open market.

(b) Investment of optional cash investments, assigned benefits or commissions and/or initial cash investments in shares of Common Stock shall be governed by this Section 3.3(b). Beginning on each Investment Date for optional cash investments, the Administrator shall apply the amount of any optional cash investments, assigned benefits or commissions and/or initial cash investments received by the Administrator from such Participant since the preceding Investment Date (excluding any amounts received from such Participant within two Business Days of such Investment Date but including any amounts received from such Participant within two Business Days prior to the preceding Investment Date as set forth in Section 3.2 hereof), to the purchase of shares of Common Stock in the open market.

Purchases in the open market pursuant to this Section 3.3 may begin on the applicable Investment Date and shall be completed (i) in the case of Dividends being reinvested, no later than 30 days from the date the Administrator received such Dividends and (ii) in the case of optional cash investments, assigned benefits or commissions and/or initial cash investments being invested, no later than 35 days from the date the Administrator received such investments. Any funds not so invested during the relevant period shall promptly be paid, without interest, to the relevant Participants.

Open market purchases pursuant to this Section 3.3 may be made in ordinary brokerage transactions on any securities exchange on which the Common Stock is traded, in the over-the-counter market, or by negotiated transactions and may be upon such terms and subject to such conditions with respect to price and delivery to which the Administrator may agree and that, in the case of optional cash investments, assigned benefits or commissions or initial cash investments, are not inconsistent with the relevant Participant’s instructions. With regard to open market purchases of shares of Common Stock pursuant to this Section 3.3, neither the Company nor any Affiliate of the Company may exercise any direct or indirect control or influence over the time or price at which shares of Common Stock may be purchased, the number of shares purchased, the manner in which purchases are effected, the selection of any broker or dealer who effects purchases (provided that no such broker or dealer may be an Affiliate of the Company), or the markets on which such shares are to be purchased (including on any securities exchange, in the over-the-counter market or in negotiated transactions), except that the timing of such purchases must be made in accordance with the terms and conditions of this Plan. A Participant shall not have any authority or power to direct the time or price at which shares of Common Stock may be purchased, the number of shares purchased, the manner in which purchases are effected, the selection of any broker or dealer who effects purchases (provided that no such broker or dealer may be an Affiliate of the Company), or the markets on which such shares are to be purchased (including on any securities exchange, in the over-the-counter market or in negotiated transactions), except that the timing of such purchases must be made in accordance with the terms and conditions of this Plan. For the purpose of making or causing to be made purchases of shares of Common Stock pursuant to this Section 3.3, the Administrator shall be entitled to commingle each Participant’s funds with those of all other Participants. The number of shares (and/or fraction of a share rounded to four decimal places) of Common Stock that shall be credited to a Participant’s Account with respect to an Investment Date to which this Section 3.3 applies shall be equal to (i) the sum of (A) the amount of any Dividends reinvested on any such Investment Date for such Participant’s Account and/or (B) the amount of any optional cash investments, assigned benefits or commissions and/or initial cash investments received by the Administrator from such Participant since the preceding Investment Date (excluding any amount received from such Participant within two Business Days of such Investment Date but including any amounts received from such Participant within two Business Days prior to the preceding Investment Date that were not invested on the preceding Investment Date as set forth in Section 3.2 hereof), less any amounts which the Participant is obligated to pay, divided by (ii) the Market Share Purchase Price with respect to such Investment Date. Such shares shall be registered directly on the stock records of the Company in the name of the Participant.

Section 3.4. Purchases Made for Owners of Insurance Policies. The Company may void Common Stock purchases under the Plan in the event valid consideration is or was not received in connection with the purchase of shares by the participant. In such event, the Company will void the share issuance by instructing the Transfer Agent and giving notice to Participant. Upon receipt of a written instruction from the Company, the Administrator will debit such shares from the Participant’s plan account. The Administrator shall not be liable for any loss or damage that may result from its acting in accordance with the Company’s written instruction as set forth in this Section. Each such Participant will receive a notice in writing of such debit with a statement of the reason for the applicable shares being voided.

ARTICLE IV

DEPOSITED COMMON STOCK OR OTHER ELIGIBLE SECURITIES

Section 4.1. Deposited Common Stock. A Participant may elect to (a) have certificates in the Participant’s name representing shares of Common Stock of which the Participant is the record holder deposited into the Plan by completing an Enrollment Form, if required by Section 2.1 hereof, and delivering such certificates (and, if required, Enrollment Form) to the Administrator or (b) have shares of Common Stock, of which the Participant is the beneficial owner, deposited into the Plan by completing an Enrollment Form, if required by Section 2.1 hereof, and authorizing the record holder to transfer such shares to the name of such Participant. Shares of Common Stock so deposited shall be maintained and registered in the name of the depositing Participant and credited to such Participant’s Account.

Section 4.2. Withdrawal of Common Stock Deposited Pursuant to Section 4.1. Shares of Common Stock deposited pursuant to Section 4.1 hereof may be withdrawn from the Plan pursuant to Section 6.2 hereof.

ARTICLE V

SALE OF ACCOUNT SHARES; GIFT OR TRANSFER OF ACCOUNT SHARES

Section 5.1. Sale of Account Shares. A Participant may request, at any time, that all or a portion of the Participant’s Account Shares be sold by notifying the Administrator to that effect. Subject to this Section 5.1, the Administrator shall make such sales as soon as practicable (in accordance with stock transfer requirements and federal and state securities laws), but in no event later than five (5) Business Days, after receiving such sale instructions. As soon as practicable following the receipt of proceeds from such sale, the Administrator shall pay to such Participant an amount equal to the difference between (i) the product of (a) the Market Share Sales Price and (b) the number of the Participant’s Account Shares sold and (ii) any amounts which the Participant is obligated to pay.

If instructions for the sale of all Account Shares for a Participant that has elected to have Dividends reinvested, in conjunction with such Participant’s termination from the Plan, are received by the Administrator near the record date but before the related payment date for any Dividend thereon, the sale shall be processed as described above, and the Administrator shall as soon as practicable following the receipt of the Dividends, and in its sole discretion, may either pay such Dividends to such Participant or reinvest such Dividends in shares on behalf of the Participant. In the event reinvestment is made, the Administrator will process the Participant’s termination as soon as practicable, but in no event later than five business days after the investment is completed.

Open market sales of Account Shares pursuant to this Section 5.1 may be made in ordinary brokerage transactions on any securities exchange on which such Account Shares are traded, in the over-the-counter market or in negotiated transactions and may be on such terms and subject to such conditions with respect to price and delivery to which the Administrator may agree. With regard to open market sales of Account Shares pursuant to this Section 5.1, neither the Company nor any Affiliate of the Company may exercise any direct or indirect control or influence over time or price at which Account Shares may be sold, the number of shares sold, the manner in which sales are effected, the selection of any broker or dealer who effects sales (provided that no such broker or dealer may be an Affiliate of the Company), or the markets on which such Account Shares are to be sold (including on any securities exchange, in the over-the-counter market or in negotiated transactions), except that the timing of such sales must be made in accordance with the terms and conditions of the Plan. A Participant shall not have any authority or power to direct the time or price at which Account Shares may be sold, the number of shares sold, the manner in which sales are effected, the selection of any broker or dealer who effects sales (provided that no such broker or dealer may be an Affiliate of the Company), or the markets on which such Account Shares are to be sold (including on any securities exchange, in the over-the-counter market or in negotiated transactions), except that the timing of such sales must be made in accordance with the terms and conditions of the Plan. For the purpose of making or causing to be made sales of Account Shares pursuant to this Section 5.1, the Administrator shall be entitled to aggregate sale orders of each Participant’s Account Shares with those of all other Participants.

Section 5.2. Gift or Transfer of Account Shares. A Participant may, at any time, elect to transfer (whether by gift, private sale or otherwise) ownership of all or a portion of the Participant’s Account Shares to the Account of another Participant or establish an Account for a Person not already a Participant by delivering to the Administrator a completed Irrevocable Stock Power to that effect designating the transferee(s), with the signature thereon guaranteed by a Person that is a member of the Securities Transfer Agents Medallion Program, Stock Exchanges Medallion Program, American Stock Exchange Medallion Signature Program or any other signature guarantee program generally recognized by the securities transfer industry which is acceptable to the Administrator, and an Enrollment Form, if applicable.

Account Shares (including fractional shares) transferred in accordance with the preceding paragraph shall be registered directly on the stock records of the Company in the name of the transferee and shall be credited to the transferee’s Account. If the transferee is already a Participant, Dividends on such transferred Account Shares shall be reinvested in shares of Common Stock under the Plan consistent with the transferee’s reinvestment election level (i.e., full, partial or none) then in effect. If the transferee is not already a Participant, the Administrator shall automatically enroll the transferee in the Plan and open an Account in the name of such transferee if the transferor, at the time the gift is made, makes a dividend reinvestment election on behalf of the transferee. The transferee may change such reinvestment level after the gift has been made. If the transferee notifies the Administrator that it does not wish to be a Participant, such notice shall be deemed a request to terminate participation in the Plan pursuant to Section 6.3 hereof.

If a completed Irrevocable Stock Power (evidencing a transfer of ownership by gift, private sale or otherwise) with regard to Account Shares and other required documentation are received by the Administrator after the record date but before the related payment date for any Dividend thereon, the Irrevocable Stock Power shall be processed as described above, and the Administrator shall as soon as practicable following the receipt of the Dividends paid on such Account Shares, reinvest or pay such dividends to the transferor in accordance with the transferor’s reinvestment election.

Section 5.3. Reinvestment of Dividends on Remaining Shares. If a Participant has elected to have the Dividends (in the event cash dividends are paid) on only a portion of the number of shares comprising the Participant’s Total Position reinvested pursuant to Section 2.2 hereof, and, due to transactions in shares of the Participant’s Common Stock, the Participant comes to own less than the number of shares in the Participant’s Total Position for which reinvestment of Dividends has been elected, then in such case, any such Dividends on such lesser number of shares shall be reinvested absent contrary instructions from the Participant.

ARTICLE VI

TREATMENT OF ACCOUNTS

Section 6.1. Changing Plan Options. A Participant may elect to change the Participant’s Plan options, including changing the number of shares (i.e., full, partial or none) of the Participant’s Total Position as to which Dividends will be reinvested, by delivering to the Administrator instructions or a new Enrollment Form to that effect. To be effective with respect to any Dividend payment, the instructions or Enrollment Form with respect to such Account Shares for which reinvestment has been elected must be received by the Administrator at least prior to the related record date. If the instructions or Enrollment Form are not received by the Administrator prior to the record date relating to such Dividend, the change may not become effective until after such record date.

Section 6.2. Right of Withdrawal. A Participant may, at any time or from time to time, withdraw from the Plan all or any part (other than fractions) of the Participant’s Account Shares by notifying the Administrator to that effect. Fractional shares may only be withdrawn in connection with a transfer to the Account of a Participant or a Person who becomes a Participant in accordance with Section 5.2 hereof or a termination of participation in the Plan in accordance with Section 6.3 hereof.

Withdrawal of Account Shares shall not affect reinvestment of Dividends, as provided in Section 2.2 and other applicable provisions herein, on the number of Account Shares withdrawn unless (i) the Participant is no longer the record holder of such Account Shares, (ii) such reinvestment election is changed by the Participant by delivering to the Administrator instructions or an Enrollment Form to that effect pursuant to Section 6.1 hereof or (iii) the Participant has terminated the Participant’s participation in the Plan.

Section 6.3. Right of Termination of Participation. A Participant may indicate the Participant’s desire to terminate the Participant’s participation in the Plan by notifying the Administrator to that effect. The Administrator shall treat such request as a withdrawal of all of such Participant’s Account Shares pursuant to Section 6.2 hereof. The Administrator will withdraw all whole Account Shares from the Account of the Participant and continue to hold such shares in book-entry form under the Direct Registration System unless the Participant has requested the issuance of one or more stock certificates for, or the sale of, all or part of such shares. The Administrator will mail any such stock certificates to the Participant. In all cases of a Participant’s termination from the Plan, the Administrator, pursuant to Section 6.2 hereof, shall pay to the Participant an amount equal to the cash value of any fraction of a share credited to the Participant’s Account. Such fraction of a share shall be valued at the then current market price of the Common Stock. The Administrator shall mail such certificate, if applicable, and payment to the withdrawing Participant promptly after its receipt of such notification.

Section 6.4. Stock Splits, Stock Dividends and Rights Offerings. Any shares or other securities issued by the Company representing stock splits or other noncash distributions of Common Stock on Account Shares shall be registered directly in the Participant’s name on the stock records of the Company and credited to such Participant’s Account. Stock splits, combinations, recapitalizations and similar events affecting the Common Stock shall, as to shares credited to Accounts of Participants, be credited to such Accounts on a pro rata basis, and the number of Account Shares as to which the Participant has elected to reinvest any Dividends shall likewise be proportionately adjusted in such event.

In the event of a rights offering, a Participant shall receive rights based upon the total number of whole shares credited to the Participant’s Account. If any such rights are redeemed by the Company for cash, such cash shall be reinvested to the same extent as if it were a Dividend.

Section 6.5. Stockholder Materials; Voting Rights. The Company shall send or forward to each Participant all applicable proxy solicitation materials, other stockholder materials or consent solicitation materials. Participants shall have the exclusive right to exercise all voting rights respecting Account Shares credited to their respective Accounts. A Participant may vote any of the Participant’s whole or fractional Account Shares of which he or she is the record holder in person or by proxy. A Participant’s proxy card shall include the Participant’s whole or fractional Account Shares and shares of Common Stock which have the right to vote of which he or she is the record holder. Account Shares shall not be voted unless a Participant or the Participant’s proxy votes them. Unless the Participant notifies the Company in writing that it elects to withhold the Administrator’s authority, the Administrator is deemed to have the written authorization to appear in person or by proxy at any annual or special meeting of shareholders of the Company and to submit the Participant’s unvoted shares at the meeting for the sole purpose of determining a quorum.

Solicitation of the exercise of Participants’ voting rights by the management of the Company or others under a proxy or consent provision applicable to all holders of Common Stock shall be permitted. Solicitation of the exercise of Participants’ tender or exchange offer rights by management of the Company or others shall also be permitted.

Section 6.6. Statements of Account. At least once during each calendar year, the Administrator shall send to each Participant a Statement of Account. The Administrator shall send additional Statements of Account to a Participant upon the reasonable request therefore by such Participant.

ARTICLE VII

CERTIFICATES AND FRACTIONS OF SHARES

Section 7.1. Certificates. A Participant may, at any time or from time to time, request to receive a certificate for all or a portion of his whole Account Shares and upon such request the Administrator shall promptly (and, in any event, within two Business Days of the receipt of such request) mail such a certificate to such Participant. Unless otherwise requested by the Participant, notwithstanding the issuance of such a certificate, the Participant will continue to have any Dividends reinvested in Common Stock on the same number of shares in the Participant’s Total Position as previously designated by the Participant .

Section 7.2. Fractional Shares. Fractions of shares of Common Stock shall be credited to Accounts; provided, however, that no certificate for a fraction of a share shall be distributed to any Participant at any time.

ARTICLE VIII

CONCERNING THE PLAN

Section 8.1. Suspension, Modification and Termination. The Company may by written notice to the Administrator and each affected Participant at any time and from time to time, at its sole option, (a) suspend or terminate the Plan and (b) modify or amend the Plan including to (i) permit Dividends on Common Stock to be reinvested in shares of Common Stock purchased in the open market if a Participant so desires (including permitting a reinvestment pertaining only to a portion of the number of shares comprising the Participant’s Total Position, with the balance in cash, or the entire position), (ii) permit the Company to process payroll deductions for employees who are Participants, (iii) determine the extent to which the Company would pay the fees, costs and expenses of the Administrator, (iv) determine whether Account Shares will be certificated routinely or only on a Participant’s request or (v) increase or decrease the minimum amounts of initial cash investments pursuant to Section 2.3 or optional cash investments pursuant to Section 2.4 or to establish a maximum amount therefore. Notwithstanding the foregoing, no such modification or amendment shall decrease the Account of any Participant or result in a distribution to the Company of any amount credited to the Account of any Participant; and provided, further, that no such modification or amendment shall affect the rights, duties or obligations of the Administrator without its prior written consent. Upon complete termination of the Plan, the Accounts of all Participants (or in the case of partial termination of the Plan, the Accounts of all affected Participants) shall be treated as if each such Participant had elected to terminate his participation in the Plan pursuant to Section 6.3 hereof, except that any fraction of a share shall be valued as of the trading date immediately preceding the date on which the Plan is terminated. The Company shall promptly provide to the Administrator funds for payment to Participants in respect of a fractional share of Common Stock.

Section 8.2. Rules and Regulations. The Administrator may from time to time adopt such administrative rules and regulations concerning the Plan as it deems necessary or desirable for the administration of the Plan. The Administrator shall have the power and authority to interpret the terms and the provisions of the Plan and shall interpret and construe the Plan and reconcile any inconsistency or supply any omitted detail in a manner consistent with the general terms of the Plan and applicable law.

Section 8.3. Termination of a Participant. If a Participant does not have at least one whole Account Share, as determined by the Administrator from time to time, the Participant’s participation in the Plan may be terminated by the Administrator upon written notice mailed to such Participant at the Participant’s address of record. Upon such termination, the Account of such Participant shall be treated as if he or she had elected to terminate the Participant’s participation in the Plan pursuant to Section 6.3 hereof, except that any fraction of a share shall be valued as of the trading date immediately preceding the date on which such Participant’s participation is terminated. The Company shall promptly provide to the Administrator funds for payment to Participants in respect of a fractional share of Common Stock.

Section 8.4. Cash Pending Investment. Dividends, optional cash investments, initial cash investments, policy owner benefits (including dividends) and marketing force commissions held pending investment in Common Stock pursuant to the Plan shall be held by the Administrator in a non-interest bearing account segregated from any other funds or monies of the Company or the Administrator.

Section 8.5. Notices and Payments. All notices, communications and other items (including Statements of Account, transaction notices and certificates) to be given or sent to a Participant may be mailed to such Participant by first class mail (or at the Administrator’s option, by registered or certified mail), postage prepaid, addressed to such Participant’s address of record. Any payment due to a Participant under the Plan may be made by check mailed to such Participant in accordance with the preceding sentence.

Section 8.6. Tax Payments. Notwithstanding anything herein to the contrary, the Administrator shall, to the extent required under applicable federal law, (i) deduct and withhold federal tax required to be deducted or withheld, if any, from dividends credited to a Participant’s Account (whether or not reinvested), from the proceeds of the sale of shares or rights or from other payments made under the Plan and (ii) prepare and file with the IRS and with Participants information returns reporting payments and sales made under the Plan and taxes withheld therefrom.

ARTICLE IX

[RESERVED]

ARTICLE X

PROMOTIONAL ACTIVITIES

Section 10.1. Registration Statement and Prospectus. The Company shall, at its expense, prepare a registration statement to be filed with the SEC under the Securities Act of 1933 and a prospectus thereof describing in plain and factual tone and approach the Plan in its generalized form, including all material features, contractual terms and fee and processing arrangements. Such prospectus shall include a prominent statement on the cover to the effect that the services under the Plan are sponsored by the Company and administered by the Administrator, will indicate that the shares of Common Stock held in Accounts for Participants are not subject to protection under the Securities Investor Protection Act of 1970, as amended, and will inform recipients that they must make independent investment decisions based on their own judgment and research. A copy of the Plan may be included as part of the prospectus. The prospectus may not (a) encourage any Person to engage in any particular transactions, whether purchases or sales, (b) include any advice or recommendations or (c) contain any information not expressly permitted by this Section 10.1. Along with the prospectus, the Company may distribute to policy applicants, policy owners, independent consultants, stockholders or employees of the Company a letter accompanying the prospectus which briefly references the Plan and refers such policy applicants, policy owners, independent consultants, stockholders or employees to the prospectus for additional information. The prospectus may be forwarded to persons who are not members of one of the above-described groups only upon request.

Section 10.2. Other Promotional Activities.

(a) The Administrator may not place any paid advertisements relating to the Plan. The Administrator may issue press releases announcing the Plan generally and may include brief descriptive summaries of transfer agent and Plan services in industry publications. Any such release or summary may describe briefly and generally the mix of Plan features, but may not identify the Company. In addition, the Administrator may make appearances at industry conferences to discuss transfer agent industry initiatives, including the features available under the Plan. In providing information under the Plan, the Administrator may not offer any advice or recommendations regarding participation in the Plan or suggest that any Person use the Plan or effect any securities transactions. The Company may make brief reference to the existence of the Plan in annual and quarterly corporate reports, but will otherwise not communicate about the Plan except as may become necessary in special circumstances to fulfill the Company’s disclosure responsibilities.

(b) The Administrator may respond to inquiries concerning the Plan (including inquiries regarding the Company’s securities generally which are not specifically directed at the Plan) including unsolicited inquiries initiated by Persons who are not, at the time of the inquiry, policy applicants, policy owners, independent consultants, stockholders or employees of the Company. In responding to such inquiries, the Administrator will not identify Common Stock except as requested by the inquiries, and then only as necessary to be responsive to the specific inquiry. The Administrator may, in compliance with the terms of the Plan and any applicable securities laws, in response to inquiries it receives regarding its securities generally which are not specifically directed at the Plan, include any prospectus and/or other materials (or any information contained therein) as part of such response.

The Company shall refer all non-ministerial inquiries it receives regarding the Plan to the Administrator.

(c) Without limiting any provision of the Plan or the Company’s ability to distribute a prospectus to policy applicants, policy owners, independent consultants, stockholders or employees of the Company, neither the Administrator nor the Company will engage in any “special selling efforts” within the meaning of Regulation M promulgated under the Exchange Act through the operation of the Plan or in connection with making information publicly available about the Plan.

ARTICLE XI

MISCELLANEOUS PROVISIONS

Section 11.1. Controlling Law. This Plan shall be construed, regulated and administered under the laws of the State of New York without regard to conflicts of laws principles.

Section 11.2. Acceptance of Terms and Conditions of Plan by Participants. Each Participant, as a condition of participation herein, for himself or herself, the Participant’s heirs, executors, administrators, legal representatives and assigns, approves and agrees to be bound by the provisions of this Plan and any subsequent amendments hereto, and all actions of the Company and the Administrator hereunder.

Section 11.3. Company’s Role. Except as expressly set forth in the Plan, and for processing payroll deductions and assigned benefits and commissions to the extent policy applicants, policy owners, independent consultants, stockholders or employees of the Company participate in the Plan, the Company will have no role in the administration or the processing of any transaction under the Plan. Without limiting any other provisions of the Plan, neither the Company nor its Affiliates may (a) make any bids, purchases, offers or sales for or of Common Stock under the Plan or (b) supply the Administrator or any broker or dealer executing purchases with Common Stock for purchase by Participants through the Plan. If the Company receives any optional cash investments or initial cash investments or assigned benefits or commissions which are intended to be invested pursuant to Article III hereof, it shall promptly transmit the funds so received to the Administrator, following the completion of its source of funds verification in accordance with its Anti-Money Laundering policies and procedures.

APPENDIX B

TABLE OF TRANSACTION TYPES, MINIMUM/MAXIMUM INVESTMENT

AMOUNTS, AND SERVICE AND TRADING FEES

TRANSACTION AND FEE TABLE

This Transaction and Fee Table describes the fees applicable to transactions and services under the Plan and includes any minimum and maximum investment amounts under the Plan.

Transaction Type	Minimum Investment	Maximum Investment	Service and Trading Fees (See Notes 1, 2 and 3)
Enrollment by non-stockholder (deducted from the first investment in the Plan)	N/A	N/A	$10.00

Initial Investment (via check)	$250.00	$120,000.00 per calendar year*	$5.00 plus $0.03/share

Initial Investment (via one-time online bank debit)	$250.00	$120,000.00 per calendar year*	$3.50 plus $0.03/share

Initial Investment (via periodic automatic deduction)**	$25.00	$120,000.00 per calendar year*	$2.00 plus $0.03/share

Optional Cash Investment (via check)	$25.00	$120,000.00 per calendar year*	$5.00 plus $0.03/share

Optional Cash Investment (via one-time online bank debit)	$25.00	$120,000.00 per calendar year*	$3.50 plus $0.03/share

Optional Cash Investment (via periodic automatic deduction)	$25.00	$120,000.00 per calendar year*	$2.00 plus $0.03/share

Batch Order Sale of Shares	N/A	N/A	Up to $15.00 plus $0.12/share

Market Order Sale of Shares	N/A	N/A	$25.00 plus $0.12/share

Sale of a Fractional Share at Termination or Withdrawal	N/A	N/A	$15.00 plus $0.12/share

Dividend Reinvestment	N/A	N/A	Service and per share trading fees are paid by us on your behalf.

Returned Check or Failed Electronic Payment Fee***	NA	NA	$35.00

Notes:

1.	All per share trading fees include the applicable brokerage commissions the Plan Administrator is required to pay. Applicable per share trading fees may be rounded up to the nearest whole share amount if fractional shares are held.

2.	All fees will be deducted from the funds to be invested or from the sales proceeds.
3.	The Internal Revenue Service may require that any per share trading fees incurred in the purchase of shares, paid by us on your behalf, be treated as dividend income to you and that such amounts paid for per share trading fees can be included in your cost basis of shares purchased.
*	For the purposes of applying this limit, all investments, including optional cash investments and initial investments, but excluding dividend reinvestments, will be aggregated.
**	Participation in the Plan by initial investment through periodic automatic deductions requires that you agree to continue the deductions for a minimum of ten (10) consecutive months or until the amount invested reaches $250.00.
***	If the investment is applied to purchase shares before the check or attempted automatic deduction from your bank account is rejected, your purchased shares will be sold and certain fees will be charged against the value of the shares in your account.

30,000,000 shares of Class A Common Stock

PROSPECTUS

[May     ], 2015

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

Expenses estimated to be incurred by Citizens, Inc. for the issuance and distribution of this prospectus are as follows:

Legal and accounting fees and expenses	$	*

Total	$	*

*	Not available at the time of the filing

Item 14.	Indemnification of Directors and Officers.

Article 109 of Title Seven of the Colorado Revised Statutes enables a Colorado corporation to indemnify its officers, directors, employees and agents against liabilities, damages, costs and expenses for which they are liable if: (i) in their Official Capacities (as defined by this statute), they acted in good faith and had no reasonable basis to believe their conduct was not in the best interest of the Registrant; (ii) in all other cases, their conduct was at least not opposed to the Registrant’s best interests; and (iii) in the case of any criminal proceeding, they had no reasonable cause to believe their conduct was unlawful.

The Registrant’s Articles of Incorporation limit the liability of directors to the full extent provided by Colorado law. The Registrant’s Bylaws provide indemnification to officers, directors, employees and agents to the fullest extent provided by Colorado law.

Item 15.	Recent Sales of Unregistered Securities.

None.

Item 16.	Exhibits.

(a) The following exhibits are filed as a part of, or incorporated by reference into, this Registration Statement:

Exhibit No.	Description

3.1	Restated and Amended Articles of Incorporation dated March 4, 2004. (a)

3.2	Amended and Restated Bylaws dated March 1, 2013. (b)

4.1	Specimen certificate for shares of Class A Common Stock, no par value, of the Company.

5.1	Opinion of General Counsel of the Registrant.

21.1	Subsidiaries of the Registrant. (c)

23.1	Consent of Ernst & Young LLP.

24.1	Power of Attorney (included on signature page).

101.INS	XBRL Instance Document.

101.SCH	XBRL Taxonomy Schema.

101.CAL	XBRL Taxonomy Extension Calculation Linkbase.

101.DEF	XBRL Taxonomy Extension Definition Linkbase.

101.LAB	XBRL Taxonomy Extension Label Linkbase.

101.PRE	XBRL Taxonomy Extension Presentation Linkbase.

(a)	Filed on March 15, 2004 with the Registrant’s Annual Report on Form 10-K for the Year Ended December 31, 2003 as Exhibit 3.1 and incorporated herein by reference.
(b)	Filed on March 12, 2013 with the Registrant’s Annual Report on Form 10-K for the Year Ended December 31, 2012 as Exhibit 3.2 and incorporated herein by reference.
(c)	Filed on April 6, 2015 with the Registrant’s Annual Report on Form 10-K for the Year Ended December 31, 2014 as Exhibit 21 and incorporated herein by reference.

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in Austin, Texas, on May 7, 2015.

CITIZENS, INC.

Date: May 7, 2015	By:	/s/ Harold E. Riley
Harold E. Riley, Chairman and Chief Executive Officer

	By:	/s/ Rick D. Riley
Rick D. Riley, Vice Chairman, President and
Chief Corporate Officer

	By:	/s/ Kay E. Osbourn
Kay E. Osbourn
Executive Vice President, Chief Financial Officer,
Principal Accounting Officer and Treasurer

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of Citizens, Inc., hereby appoints Geoffrey M. Kolander, as his or her attorney-in-fact and agent, with full power to sign for us in our names in the capacities indicated below, all pre-effective and post-effective amendments to this registrations statement and any other registration statement (and any amendment thereto) filed with the Securities and Exchange Commission with respect to this registration statement and generally do all things in our names and on our behalf in such capacities to enable Citizens, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission in connection with this registration statement.

Pursuant to the requirements of the Securities Act of 1933, this registration statement or amendment thereto has been signed by the following persons in the capacities and on the date indicated.

Dated: May 7, 2015

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Harold E. Riley Harold E. Riley, Chairman of the Board and Chief Executive Officer	/s/ Rick D. Riley Rick D. Riley, Vice Chairman, President and Chief Corporate Officer

/s/ E. Dean Gage Dr. E. Dean Gage, Director	/s/ Robert B. Sloan, Jr. Dr. Robert B. Sloan, Jr., Director

/s/ Terry S. Maness Dr. Terry S. Maness, Director	/s/ Grant G. Teaff Grant G. Teaff, Director

/s/ Dottie S. Riley Dottie S. Riley, Director	/s/ Timothy T. Timmerman Timothy T. Timmerman, Director

/s/ Steven F. Shelton Steven F. Shelton, Director

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION

5.1	Opinion of Geoffrey M. Kolander regarding the legality of the Class A common stock being registered*

23.1	Consent of Independent Registered Public Accounting Firm*

23.2	Consent of Geoffrey M. Kolander (See Exhibit 5.1)(1)

24.1	Power of Attorney (see signature page)(1)

*	Filed herewith